UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Summit Environmental Corporation, Inc.
(Name of small business issuer in its charter)

Commission File No. 333-122402

Texas (State of incorporation)	42269 (Primary SIC number)	73-1537206 (IRS Employer ID No.)

210 South Green, Longview, TX 75601 Telephone 800-522-7841

(Address and telephone number of principal executive offices)

210 South Green, Longview, TX 75601 Telephone 800-522-7841
(Address of principal place of business or intended principal place of business)

Keith Parker, 210 South Green, Longview, TX 75601 Telephone 800-522-7841
(Name, address and telephone number of agent for service)

Copies to:
Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
201 Robert S. Kerr Avenue, Suite 1000, Oklahoma City, OK 73102

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

COMBINED WITH FORM SB-2 REGISTRATION STATEMENT, COMMISSION FILE #333-118752 (FILED 09-02-04) PURSUANT TO RULE 429(A).

CALCULATION OF REGISTRATION FEE*

Title of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	$14,500	$0.29(1)	$14,500(1)	$1.62 (1)(3)
Shares of Common Stock Underlying Stock Purchase Warrants	$14,500	$0.29(2)	$14,500(2)	$1.62(2)(4)

* All shares covered by this amended Form SB-2 were earlier registered. There are 954,150 fewer shares covered by this amended Form SB-2, by reason either of the earlier sale of some of the registered shares (either through Rule 144(k) removal of restrictive legends on stock certificates or through the desire of a selling security holder to remove his shares from the list of selling shareholders). Accordingly, the number of shares recited in footnotes 1 and 2 will exceed by 954,150 the number of shares offered for sale and listed on pages 4 and 5 herein.

(1)
These 6,024,950 shares are to be offered by 68 persons that own both shares of common stock and warrants to purchase common stock, and they will offer these shares (whether owned now or later acquired through exercise of their warrants) from time to time at fluctuating market prices. The registration fee for these 50,000 shares is based on the average of a bid price of $0.25 and an ask price of $0.26 on January 27, 2005 on the OTC Bulletin Board. Reg. 230.457(c).

(2)
These 5,247,750 shares that underlie common stock purchase warrants are to be offered by 19 persons that own only warrants to purchase common stock. They will offer the shares underlying the warrants from time to time at fluctuating market prices. The registration fee for the newly-added 50,000 shares that underlie warrants is based on the average of a bid price of $0.25 and an ask price of $0.26 on January 27, 2005 on the OTC Bulletin Board. Reg. 230.457(c). Reg. 230.457(c) is used for calculating the amount of registration fee, as it produces a higher number than calculating the fee based on the exercise price of the warrants. Reg. 230.457(g)(2).

(3)
The amount of the registration fee being tendered with this filing consists of the fee for the 50,000 additional shares being registered. A fee of $295.27 was paid with the Form SB-2 Registration Statement, Commission File #333-115427. A fee of $115.46 was paid with the Form SB-2 Registration Statement, Commission File #333-118752.

(4)
The amount of the registration fee being tendered with this filing consists of the fee for the 50,000 additional shares being registered that underlie common stock purchase warrants. A fee of $313.80 was paid with the Form SB-2 Registration Statement, Commission File #333-115427. A fee of $57.02 was paid with the Form SB-2 Registration Statement, Commission File #333-118752.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

PROSPECTUS

SUMMIT ENVIRONMENTAL CORPORATION, INC.

10,318,550 Shares of Common Stock

10,318,550 shares of Common Stock are being offered by 87 selling security holders. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions.

The selling security holders will offer the 10,318,550 shares from time to time in the over-the-counter market through brokers at fluctuating market prices.

_________________________

Our Common Stock trades on the OTC Bulletin Board.
Its trading symbol is "SEVT".
_________________________

The purchase of these shares involves a high degree of risk. See "Risk Factors," beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

Summit Environmental Corporation, Inc.
210 South Green
Longview, TX 75601
Telephone 800-522-7841

December __, 2005

TABLE OF CONTENTS

			Page
SUMMARY INFORMATION AND RISK FACTORS

Summary			1

Risk Factors			1
1	.	We have no history of profitable operations.	1
2	.	Our auditors report that we may not be able to continue as a going concern.	2
3	.	It is likely that trading in our stock will be volatile
		and limited.	2
4	.	We engage in a significant amount of transactions with
		companies that are affiliated with us.	2
5	.	Our success may depend on our ability to retain key personnel.	2
6	.	Should a change in management seem necessary, it will
		be difficult for the non-management shareholders
		to do this.	2
7	.	We do not intend to pay dividends.	3
8	.	We indemnify most acts of our officers and directors.	3

USE OF PROCEEDS			3

DETERMINATION OF OFFERING PRICE			3

THE SELLING SECURITY HOLDERS			3

PLAN OF DISTRIBUTION			6

LEGAL PROCEEDINGS			6

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
CONTROL PERSONS			7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT			10

DESCRIPTION OF SECURITIES			12
	Common Stock
		Voting Rights	12
		Dividend Rights	13
		Liquidation Rights	13
		Preemptive Rights	13
		Registrar and Transfer Agent	13
		Dissenters’ Rights	13
	Preferred Stock

Common Stock Purchase Warrants	13

INTEREST OF NAMED EXPERTS AND COUNSEL	14

INDEMNIFICATION	14

DESCRIPTION OF BUSINESS	15
Business Development	15
Principal Products	15
Distribution Methods	18
Competition	18
Raw Materials and Suppliers	18
Dependence on Major Customers	19
Patents, Trademarks and Licenses	19
Government Approval of Principal Products	19
Seasonality	19
Research and Development	20
Environmental Controls	20
Number of Employees	20

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN
OF OPERATION	20
Overview - Recent Developments	20
Off-Balance Sheet Arrangements	22
Results of Operations	23
Sales	23
Gross Margin	23
Operating Expenses	24
Net Loss	24
Accounting Policies Requiring Significant Estimates and Judgments	24
Liquidity and Capital Resources	24
Sources of Liquidity	25
Interim Results of Operations - Third Quarter of 2005 Compared to
Third Quarter of 2004	26
Interim Results of Operations - First Three Quarters of 2005 Compared
to First Three Quarters of 2004	26
Outlook	27

DESCRIPTION OF PROPERTIES	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS	31
Holders	32
Dividends	32

PENNY STOCK REGULATIONS	32

EXECUTIVE COMPENSATION	34
Employment Contracts	34
Stock Options	34
Compensation of Directors	35

FINANCIAL STATEMENTS	36

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE	37

REPORTS TO SECURITY HOLDERS	37

LEGAL MATTERS	38

SUMMARY INFORMATION AND RISK FACTORS

SUMMARY

The Company. Our company, Summit Environmental Corporation, Inc., markets products manufactured for us by unaffiliated companies. We either own the patent and other intellectual property rights to our products, or we have licenses from the owners of the intellectual property rights to our products.

Our principal product is a non-toxic, biodegradable fire suppressant, called FirePower 911TM or FlameOut®, depending on the strength of certain of the active ingredients in the product and on the intended usage of the fire suppressant.

We also market several industrial cleaners, the principal one being Ultimate Clean 668TM, a non-toxic, biodegradable turbine cleaner for use on jet engines.

We have directed our efforts since December 1997:

•	to organizing and financing our company,

•	to clearing our products with governmental regulatory authorities and listing them with Underwriter Laboratories,

•	to entering into strategic alliances with other marketing companies and into product approval contracts with retailers, and

•	to obtaining inventories of our products.

We are now poised to commence selling our products in significant commercial quantities. We believe our products are superior to those of our competitors and will be accepted by consumers of these types of products.

RISK FACTORS

The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

1. We have no history of profitable operations.

Our company was organized in late 1997 and is not yet operating at a profit. Profitable operations may not be achieved or, if achieved, maintained. We have sustained ongoing operations primarily through the sale of common stock to friends of the company. At some point, unless profitable operations are achieved, we may no longer be able to sell stock to avoid bankruptcy.

2. Our auditors report that we may not be able to continue as a going concern.

This report implies that we may not be able to continue operations for at least a year. Should that occur, the most likely alternatives are either bankruptcy or a merger with a stronger company.

3. It is likely that trading in our stock will be volatile and limited.

Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a so-called "penny stock." This subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock is likely inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

4. We engage in a significant amount of transactions with companies that are affiliated with us.

We are affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of our company.

We acquired our distribution rights to our FirePower 911TM, FlameOut®, StressexTM, Pannache and Trim-AwayTM products from Moonlighting in exchange for $30,000 and 350,000 shares of our common stock. We pay to Moonlighting a royalty of $0.25 for each one-liter can of FirePower 911TM, $0.40 for each 16-ounces of FirePower 911TM and $0.50 for each gallon of FlameOut®. We buy our StressexTM, Pannache and Trim-AwayTM products from Moonlighting (which does not itself manufacture these products). Moonlighting receives a 9 percent royalty on the lowest wholesale price for which the company sells the product.

Because both our company and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, negotiations between the two companies concerning the pricing of the StressexTM, Pannache and Trim-AwayTM products we buy from Moonlighting or concerning other matters may not always be conducted in an arm's-length manner. The result of such negotiations will not be as advantageous to us as they could have been had the two companies not been under common control.

5. Our success may depend on our ability to retain key personnel.

We are reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the company. These persons are B. Keith Parker, chief executive officer; Chris Dellinges, chief financial officer, and Paula Parker, vice president and corporate secretary. The loss of key personnel will most likely materially and adversely affect our operations and, particularly, our expansion. See "Management Information - Directors, Executive Officers and Significant Employees." We have taken no steps to provide for a competent replacement for B. Keith Parker, our most key employee. His loss could lead to our inability to continue operations for a material period of time and the bankruptcy of the company.

6. Should a change in management seem necessary, it will be difficult for the non-management shareholders to do this.

The company's officers and directors and their affiliates own approximately 27.4 percent of the common stock of the company and thereby may be able to determine the outcome of any vote affecting the control of the company.

7. We do not intend to pay dividends.

For the foreseeable future it is anticipated that any earnings which may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock.

8. We indemnify most acts of our officers and directors.

Pursuant to the Texas General Corporation Act, under most circumstances the company’s officers and directors may not be held liable to the company or its shareholders for errors in judgment or other acts or omissions in the conduct of the company’s business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance. As a result of this indemnification, the officers and directors may not be as careful in their acts or decisions as a prudent person would be.

USE OF PROCEEDS

All proceeds from the sale of the 10,318,550 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.

DETERMINATION OF OFFERING PRICE

Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.

THE SELLING SECURITY HOLDERS

There are 13 selling security holders that own only shares of common stock, 57 selling shareholders that own both common stock and warrants to purchase common stock, and 17 selling security holders that hold only warrants to purchase common stock.

The following table names each selling security holder, states any position, office or material relationship which the security holder has had within the past three years with Summit Environmental Corporation or any of its predecessors or affiliates, and states the amount of shares of common stock of Summit Environmental owned by each selling security holder before the offering, the amount to be offered for the security holder’s account, and the amount and percentage of the outstanding shares of common stock to be owned after the offering is complete. Under the heading “Shares Owned Now,” the amount of shares includes shares the selling security holder can acquire, if any, within 60 days through the exercise of stock options earlier granted by Summit Environmental.

	Amount of Common Stock

Selling Security Holder	Shares Owned Now	Shares Underlying Unexercised Warrants	Shares Offered	To Be Owned After Offering Is Complete	Percent of Class to be Owned After Offering Is Complete

Val Allen	0	20,000	20,000	0	0
Don Adair	90,000	40,000	130,000	0	*
Martha Lynn Howard Alford	59,000	59,000	118,000	0	0
Mohsen Amiran(1)	685,000	0	685,000	0	0
Gary Bailey	487,000	487,000	391,000	583,000	2.2
Douglas Bowey		50,000	50,000	0	0
David Brown	24,400	0	0	24,400	*
Sandra Jo Brown	10,000	10,000	20,000	0	0
Shawn Carry		10,000	10,000	0	0
Michael J. Champine	115,000	95,000	210,000	0	0
Patrick Comer		25,000	25,000	0	0
Doug Cox	700,000	700,000	1,400,000	0	0
Cory Crowley		10,000	10,000	0	0
Fred Daniels	20,000	10,000	30,000	0	0
Chris Dellinges(1)	465,000	0	195,000	270,000	1.0
Larry & Janice Evans	30,000	10,000	40,000	0	0
Kent Fernandez	40,000	0	40,000	0	0
First Trust Corp. TTE W. Stripling(2)	1,669,050	0	669,050	1,000,000	3.8
Sandra Fowler	40,000	20,000	60,000	0	0
Steven F. Gamble	25,000	25,000	50,000	0	0
Hershell Garrett	96,600	0	96,600	0	0
Hershell & Linda Garrett	420,000	420,000	840,000	0	0
Raymond Garrett	117,000	39,000	156,000	0	0
Scott Ghafferi		10,000	10,000	0	0
Ann Graff		4,000	4,000	0	0
David L. Greaves	20,000	20,000	40,000	0	0
Robert B. Greene	125,000	125,000	250,000	0	0
Alan G. Handly	73,100	50,000	123,100	0	0
Thomas & Arlene Hartnett	20,000	20,000	40,000	0	0
Dean Haws Jr.(1)	420,000	0	20,000	400,000	1.5
Don Hendon	0	25,000	25,000	0	0
Thomas D. & Pamela H. Hobday	75,000	75,000	150,000	0	0
William Hogan	40,000	0	40,000	0	0
Jennifer Hok	20,000	20,000	40,000	0	0
Timothy S. Hok	60,000	45,000	105,000	0	0
Claude Hopper	40,000	0	40,000	0	0
Mary Hurlburt	1,500	1,500	3,000	0	0
Steven Imlay	200,000	150,000	350,000	0	0
Tommy Jackson	12,500	15,000	15,000	12,500	*
Don Jordan(1)	294,300	425,000	719,300	0	0
Daniel Karin	250,000	250,000	500,000	0	0
Scott Kelling	100,000	100,000	200,000	0	0
Peter Kertes		100,000	100,000	0	0
Renee Kertes		25,000	25,000	0	0

Richard Kirschke	45,000	45,000	90,000	0	0
Kelly Ketchum		10,000	10,000	0	0
Richard Klein		10,000	10,000	0	0
Darin Lindsey	30,000	15,000	15,000	30,000	*
William Lanford	30,000	5,000	5,000	30,000	*
John Lee		35,000	35,000	0	0
Kirk & Susan Loveless	30,000	10,000	40,000	0	*
William McCarthy	22,500	20,000	20,000	22,500	*
Bill & Beverly McDaniel	100,000	100,000	200,000	0	0
Travers Mahan III	20,000	10,000	30,000	0	0
David Melton	20,000	10,000	30,000	0	0
Brenton Moore	40,000	20,000	60,000	0	0
Larry D. Moore	19,335	22,000	36,000	5,335	*
Larry Moore IRA	12,000	0	12,000	0	0
Linda Moore	4,000	13,000	17,000	0	*
Linda Moore IRA	18,000	0	18,000	0	0
Sherry Morvan	30,000	7,000	7,000	30,000	*
Robert Nipper	40,000	40,000	80,000	0	0
Rowdy Nutt		10,000	10,000	0	0
Page Family Trust B	20,000	10,000	30,000	0	0
Rebecca Phillips		10,000	10,000	0	0
David C. Phipps	20,000	20,000	40,000	0	0
Ginny Ragland	41,250	6,250	47,500	0	0
Ursula Reid	20,000	0	20,000	0	0
Todd Ritter		15,000	15,000	0	0
Timothy Schacherer	250,000	250,000	500,000	0	0
Robert Scheinberg	115,000	95,000	210,000	0	0
Dorothy Schmidt	60,000	20,000	20,000	60,000	*
Hartley Schwartzberg	68,000	28,000	96,000	0	0
Susan Shea		5,000	5,000	0	0
Chris Sosa		10,000	10,000	0	0
Dennis Sparks	40,000	0	40,000	0	0
Titus Sparks	40,000	0	40,000	0	0
W. Dennis & Jennifer Stripling II	20,000	20,000	40,000	0	0
W. Dennis Stripling II	30,000	0	30,000	0	0
Rosanne Stripling	50,000	50,000	100,000	0	0
Lyndel C. Stripling	50,000	100,000	15,000	135,000	*
F. Larry Sullivan	25,000	25,000	50,000	0	0
Bena Tomlinson	15,000	15,000	30,000	0	0
Verell Corporation	50,000	0	50,000	0	0
James & Jena Wayt	20,000	20,000	40,000	0	0
Albert Welsh(3)	50,000	50,000	100,000	0	0
Paul Wilson		10,000	10,000	0	0
	_______	_______	_______	_______	_______
Totals	8,289,535	4,631,750	10,318,550	2,602,735	8.5
__________________
* Less than one percent

(1)	This person is a director of Summit Environmental.
(2)	Wilton Dennis Stripling, director, is the beneficial owner of these shares.
(3)	Mr. Welsh, until February 2005, when he retired, was a registered representative of Maloney Securities Company, a broker-dealer.

All the unexercised warrants and an equal number of shares enumerated in the above table were acquired in four private placements conducted during the years 2001 through 2004 pursuant to the exemption from registration provided by Regulation D, Rule 506. In all instances, offering circulars that met the standards of Regulation D were provided to the investors. There are fewer than 35 persons listed above that are not “accredited” investors,” as such term is defined in Regulation D. With regard to each selling shareholder that holds shares in amounts that exceed the number of his, her or its warrants, such shares were either purchased in the open market, were acquired in 1999 in a registered merger or represent options of officers and directors that are presently exercisable.

PLAN OF DISTRIBUTION

The selling security holders may effect sales from time to time in transactions through broker-dealers in the over-the-counter market at market prices prevailing at the time of sale. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

With respect to the plan of distribution for the sale by the selling security holders as stated above,

•	if the securities are sold in block transactions and the purchasers wish to resell the securities purchased, such arrangements would need to be described in this Prospectus; and

•	if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

LEGAL PROCEEDINGS

On December 28, 2001, we filed a $46,000 collection lawsuit, Summit Environmental Corporation, Inc. v. Harry Bachelder III, dba Performance Marketing , Inc., Cause Number 2001-2667-B, 124th District Court, Gregg County, Texas for non-performance on a guaranteed note payable and delinquent accounts. We later amended the petition to include a cause for an alleged unlawful removal of 21 pallets of FirePower 911™ from a bonded warehouse. We took a default judgement for approximately $186,000, which default judgment was awarded on November 8, 2002. We have not collected on this judgment but have hired counsel to file a collection lawsuit in New Jersey.

In April 2002 we filed a $53,000 lawsuit, Cause Number 2002-93-B in the 124th District Court, Gregg County, Texas, against a former staff employee and her spouse for credit card fraud and misappropriation of funds in the 124th District Court in Longview, Gregg County, Texas. We were awarded $233,800 in damages and attorney’s fees. A settlement agreement was entered into whereby the former employee and her spouse paid to Summit $52,000 as settlement of all outstanding issues. The money was paid to Summit in April 2005.

In March 2003 we were sued by Lady Burd Exclusive Cosmetics, Inc. for $43,000 in a collection lawsuit, Lady Burd Exclusive Cosmetics, Inc. v. Summit Environmental Corporation, Case No. 104268/03, Supreme Court of the State of New York, County of New York. We filed a cross-petition against Lady Burd for breach of contract and unpaid commissions, in the amount of $45,000.

In March, 2003, we filed an action against Lady Burd Exclusive Cosmetics, Inc., Case Number 2003-589-A in the 188th District Court, Gregg County, Texas, for fraud and misrepresentation regarding our earlier purchase of patent rights to a “permanent” lipstick we sell under the name “Sugar Kiss Lip” collection. After paying $50,000 and 500,000 shares of our common stock to Lady Burd we discovered that Lady Burd had never filed for a patent. The two suits are being settled with the Company obtaining ownership of the formula (not patented) for a purchase price of 500,000 shares of stock and $62,000 instead of 500,000 shares of stock and $350,000.

No director, officer or affiliate of the company, and no owner of record or beneficial owner of more than 5.0% of the securities of the company, or any associate of any such director, officer or security holder is a party adverse to the company or has a material interest adverse to the Company in reference to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names and termination of office dates of each of the directors, executive officers and significant employees of the company and a description of the business experience of each. All terms of office are for one year.

			TERM OF
		OFFICE HELD	OFFICE
NAME	OFFICE	SINCE	EXPIRES

B. Keith Parker, 55(1)	Chief Executive Officer and	1998	5-06
	Director

Chris Dellinges, 56	Chief Financial Officer and	2002	5-06
	Director	2001	5-06

Paula Parker, 50(1)	Vice President, Secretary	1998	5-06
	and Director

Dean Haws, 34	Director	1998	5-06

James J. Roach, 56	Director	1998	5-06

Thomas J. Kenan, 73	Director	1998	5-06

Mohsen Amiran, 54	Director	1999	5-06

Wilton Dennis Stripling, 62	Director	2000	5-06

J. Don Jordan, 56	Director	2005	5-06

___________________
(1) Mr. and Mrs. Parker are husband and wife.

Keith Parker, Chairman, CEO

Mr. Parker graduated from Texas A & M University at Commerce and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995, he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which they developed themselves. In August 1997, they organized Summit Technologies, Inc. which merged with Summit Environmental in 1998. Mr. Parker has been the full-time CEO of Summit Technologies and, then, Summit Environmental, since 1997.

Chris Dellinges, CFO

Mr. Dellinges graduated from the College of the Southwest and attended Texas Wesleyan University School of Law. He has been a CPA since 1977 and has particular expertise in complex tax matters, audits, appeals, tax court issues, Internal Revenue Service installment agreements and offers in compromise, bankruptcy, reorganization, business management and turnaround, divorce litigation, tax and business fraud, oil and gas, partnership, corporation, and individual taxation. He has been self-employed as a CPA in Dallas, Texas for the last five years and the CFO of Summit Environmental since 2002.

Paula B. Parker, Vice President Shareholder and Public Relations

Ms. Parker is a former runway model, an accomplished businesswoman, and a strong competitor. She was responsible for developing the first freestanding ATM program in conjunction with the American Bankers Association in the state of Texas. She also developed a successful franchise program for Great American Foods and facilitated its growth from three units to nearly 50 in five states in 24 months. During this time, Ms. Parker worked with then Arkansas Secretary of State Bill McQuen and Governor Bill Clinton as the liaison between the governor and the restaurant industry. In late 1995, Ms. Parker put her marketing skills to the test by combining efforts with her spouse, Keith Parker, to form Moonlighting Distribution Corporation and then, in 1997, to form Summit Environmental Corporation. She has been a full-time employee of Summit Technologies and, then, Summit Environmental since 1997.

Ms. Parker is extensively involved in her community and has served as Chamber of Commerce President, has been a United Way Board Member and an American Red Cross Board Member. She has served on the education committee of the Miss Texas Scholarship Pageant Association. A graduate of the University of Colorado - Bank Marketing Association, Ms. Parker earned Marketing and Finance degrees from the Association.

Dean Haws, Director

Mr. Haws was the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, from 1988 to 2001. He has also been active in the oil field service business and the ostrich business. In 2001 he was employed for three months as an administrative staff member for Summit Environmental. During 2002 he was employed by Mike Craig Ford Mercury in Gilmer, Texas, as a car salesman. In 2003 he became the manager of car sales for that company and still is so employed. He has been a director of our company since 1998.

James J. Roach, Director

Mr. Roach was the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State Police sergeant and owns a private detective and security company. His clients include many insurance companies and the State of Connecticut. He has been a director of our company since 1998.

Thomas J. Kenan, Director

Mr. Kenan has practiced securities and corporation law in Oklahoma City, Oklahoma for the last 38 years. He has been affiliated with Fuller, Tubb, Pomeroy & Stokes in an “of counsel” capacity since May 1, 1993. He has been a director and outside corporate counsel of Summit Environmental since 1998.

Dr. Mohsen Amiran, Director

Dr. Amiran grew up with a passion for the environment. While attending a UK University, his two thesis papers on organic chemistry received national attention. He was viewed as one of the brilliant minds in his field. He was then invited by the Shah of Iran to set up a new technical university in Tehran to do research and development for both military and civilian causes. The operation quickly grew into the largest research facility in the Middle East. His work on solvents for cleaning oil spills and other environmentally safe cleaning solvents was historic. Subsequently, the Shah of Iran presented him with three awards, including a gold medal, the country’s highest honor.

Soon after, the Islamic revolution took place and a new government took over. For a two-month period, Dr. Amiran lived a life of torment and feared for his life. The new regime destroyed the laboratory, burned his equipment and destroyed all his research. Eventually, Ayatollah Khameni, the new leader, stepped in and asked Dr. Amiran to become an advisor and help industry and the military to get back on their feet. After a short time, Dr. Amiran managed to escape with his wife and son to London. The news that one of Iran’s leading minds had defected caused much turmoil in Iran. Fearing that Dr. Amiran was working with the CIA, his possessions were seized and family members tormented, tortured or killed. He came to the United States and became a professor at Northwestern University. He later founded BioGenesis, where he again began working on his environment-saving fire suppressants and cleaning agents.

Dr. Amiran received his undergraduate degree in Organic Chemistry from Areya Mehr University in Tehran, Iran and his Ph.D. from the University of Essex in England. He has been employed the last five years as the CEO of BioGenesis and a director of our company since 1999.

Dr. Wilton Dennis Stripling, Director

Dr. Stripling is an orthopaedic surgeon specializing in hand, wrist and forearm surgery in the Dallas area and has been practicing medicine there since 1968. He is board certified in Orthopaedic Surgery. He is a member of the Dallas County Medical Society, Texas Medical Society, American Academy of Orthopaedic Surgeons, and American Society for Surgery of the Hand. He has a certificate in finance from the Cox Business School at SMU and a certificate in Medical Management from Carnegie Mellon University. He has been a director of our company since 2000.

J. Don Jordan, Director

Mr. Jordan began his public accounting career in 1970 and graduated from the University of North Texas in 1971 with a Bachelor of Business Administration-Accounting degree. He was licensed by the state of Texas as a CPA in 1974 and is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Dallas Chapter of the Texas Society of Public Accountants. Mr. Jordan founded his own public accounting firm in 1977, and later acquired his former employer in 1989 creating Jordan, Donohoe & Company, LLP. Mr. Jordan has specific expertise in manufacturing, restaurant, retail and construction industries with thirty-five years experience which includes auditing privately held companies. During his career, Mr. Jordan has served at various times on boards of private companies and in an advisory capacity to various private boards. He has also served as the CFO of a privately owned retail chain.
No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

•	bankruptcy,

•	criminal proceedings (excluding traffic violations and other minor offenses), or

•	proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information as of December 14, 2005 with respect to each beneficial owner of more than 5 percent of each class of voting stock of the company and to each of the officers and directors of the company individually and as a group:

	NO. OF		% OF
SUMMIT ENVIRONMENTAL CORP.	SHARES		CLASS

B. Keith Parker	2,309,263	(1)	8.8
210 South Green
Longview, TX 75601

Paula Parker	2,309,263	(2)	8.8
210 South Green
Longview, TX 75601

Dean Haws	420,000	(3)	1.6
P. O. Box 1071
Gilmer, TX 75644

James J. Roach	390,168	(4)	1.5
182 Curtis Road
Middlebury, CT 06762

Thomas J. Kenan	292,256	(5)	1.1
212 NW 18th Street
Oklahoma City, OK 73103

Mohsen Amiran	685,000	(6)	2.6
7420 Alban Station, Ste. B-208
Springfield, VA 22150

Wilton Dennis Stripling	1,692,550	(7)	6.5
5230 Walnut Hill Lane, Ste. 306
Dallas, TX 75231

Chris Dellinges	465,000	(8)	1.8
5949 Sherry Lane, Suite 650
Dallas, TX 75225

J. Don Jordan	719,300	(9)	2.8
16610 Dallas Parkway, Suite 2100
Dallas, TX 75248

Doug Cox	1,400,000	(10)	5.4
12660 El Camino Real #303
San Diego, CA 92130

Officers and Directors	6,973,537		26.7
as a group (9 persons)
_______________
* Less than 1 percent.

(1)
Mr. Parker directly owns 542,782 shares of common stock. He is attributed the beneficial ownership of 1,384,606 shares owned by a family limited partnership. He is also attributed the ownership of 381,875 shares owned by his spouse, Paula Parker. All these same shares are attributed to Paula Parker. See footnote (2).

(2)	Mrs. Parker, who is the spouse of B. Keith Parker, is attributed the beneficial ownership of the same shares attributed to Mr. Parker. See footnote (1).
(3)	These shares include 220,000 shares that underlie stock options that are presently exercisable.

(4)
Mr. Roach owns directly 90,168 shares of common stock, and he is attributed 220,000 shares that underlie presently exercisable stock options and 80,000 shares that underlie presently exercisable stock purchase warrants.

(5)
Mr. Kenan owns directly 28,000 shares and is attributed 220,000 shares that underlie presently exercisable stock options. He is also attributed the ownership of 44,256 shares owned by the Marilyn C. Kenan Trust, the trustee of which is Mr. Kenan’s spouse, Marilyn C. Kenan.

(6)	Dr. Amiran owns directly 480,000 shares and is attributed the ownership of 205,000 shares that underlie presently exercisable stock options.

(7)
Dr. Stripling owns 1,669,050 shares held in his IRA account, is attributed the ownership of 23,500 shares held in a family limited partnership of which his spouse is a general partner, and is also attributed the ownership of 180,000 shares that underlie stock options.

(8)	Mr. Dellinges owns directly 285,000 shares and is attributed the ownership of 180,000 shares that underlie presently exercisable stock options.

(9)
Mr. Jordan owns directly 274,300 shares of stock and is attributed the ownership of 20,000 shares of stock that underlie presently exercisable stock options and of 425,000 shares of stock that underlie presently exercisable stock purchase warrants.

(10)	Mr. Cox owns directly 700,000 shares of common stock and is attributed the ownership of an additional 700,000 shares that underlie presently exercisable stock purchase warrants.

DESCRIPTION OF SECURITIES

The company is authorized to issue 40 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 26,153,197 shares of Common Stock are fully paid and nonassessable.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company’s Preferred Stock.

Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

Registrar and Transfer Agent. The company’s registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

Dissenters’ Rights. Under current Texas law, a shareholder is afforded dissenters’ rights which, if properly exercised, may require the company to purchase his shares. Dissenters’ rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company’s certificate of incorporation.

Change of Control. There are no provisions in our charter or bylaws that would delay, defer or prevent a change in control.

Preferred Stock

The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

There are no provisions in the company’s charter or bylaws that would delay, defer or prevent a change in control of the company.

Common Stock Purchase Warrants

There are outstanding 2,169,107 common stock purchase warrants as follows:

No. of Warrants	Expiration Dates	Exercise Prices

989,107	12-31-05	$0.50
1,000,000	12-31-05	$0.50
180,000	12-31-06	$0.50

INTEREST OF NAMED EXPERTS AND COUNSEL

Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. Mr. Kenan is attributed the ownership of 190,620 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 of these 190,620 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

INDEMNIFICATION

Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

As a result of such corporation law, Summit may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

We are incorporated in Texas and are affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors of both companies and, respectively, the chief executive officer and vice president for shareholder relations of the company. The Parkers also own 9.9 percent of the outstanding stock of our company.

Before our company was organized, the Parkers and Moonlighting became aware of several products developed by Biogenesis Enterprises of Springfield, Virginia (“Biogenesis”) that are environmentally safe - generally, products that are biodegradable and nontoxic. In 1997, the Parkers and Moonlighting obtained a license from BioGenesis to market a fire suppressant that BioGenesis had developed. Moonlighting soon determined that the activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting. A company named Summit Technologies, Inc. (with whom our company merged on December 2, 1998) was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other environmentally safe products for which exclusive marketing licenses could be obtained and for which marketing expenses could be raised.

Moonlighting licensed to Summit Technologies the non-exclusive right to market BioGenesis' fire suppressant products, FirePower 911™ and FlameOut®, and the exclusive right to market certain other products newly developed by Moonlighting and tested for marketing, Stressex™ and a cosmetic line, Pannache™. Later, in December 1999 our company purchased from Biogenesis its patent and other intellectual property rights associated with the fire suppressant for $150,000 in cash and 1,625,000 shares of Common Stock of Summit Technologies. In addition, we paid $500,000 in prepaid royalty.

On December 2, 1998, Summit Technologies was merged into our company, Summit Environmental Corporation, Inc.

Principal Products

Summit Environmental distributes and markets the following proprietary products. All of the products are manufactured exclusively for us.

FirePower 911™ and FlameOut®

These products are fire suppressants and fire retardants. FlameOut® was developed by Dr. Mohsen C. Amiran and his company, BioGenesis, to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It was applied primarily as a wetting agent and was the fire-extinguishing agent of choice for many uses, such as in most fire extinguishers. Its production was halted in 1994 by actions taken at the 1992 Geneva Peace Conference primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 was still approved for certain limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but as of March 1999 Halon 1211 fire extinguishers are no longer approved for continued use even under the classification “mission critical.”

In March 1994, Surfactant Blend A, which had been submitted by Dr. Mohsen C. Amiran of Biogenesis, was certified by the USEPA-SNAP (Significant New Alternative Policy). This was the first approved alternative to Halon 1211.

The EPA has now approved at least ten other certified replacements for Halon 1211. Three of these are water, foam and carbon dioxide. In addition to these three, BioGenesis' Surfactant Blend A is approved for all wetting agent uses for both residential and commercial use. Some of the replacements were approved only for a limited time and then were phased out. Surfactant Blend A - which is Flameout® - was listed in May 1997 by Underwriter Laboratories (listing number 7P21).

In December 2001, FlameOut® was approved by the United States Department of Transportation and Federal Aviation Administration as an acceptable replacement for Halon 1211 in commercial aircraft.

FlameOut® is marketed at one to three percent strength for use in extinguishing Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at three to six percent strength for suppression of Class B fires (combustible liquids, gases and greases). Surfactant Blend A- FlameOut® - is also effective at ten percent strength in suppressing Class D fires (metals) but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

FlameOut® -

•	reduces toxic smoke by encapsulating poisonous hydrocarbons,

•	reduces heat approximately 70 percent faster than water,

•	prevents reflash,

•	is safe to store and handle,

•	leaves virtually no residue,

•	is biodegradable,

•	is environmentally safe,

•	is nontoxic, but may irritate the eyes, and

•	stores at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

In May 2003 the United States Forestry Service approved Flameout for listing on its Quality Products Listing. Commercial companies under contract with the U. S. Forest Service to fight forest fires can now purchase Flameout® as their fire extinguishing agent.

FlameOut® is one of three products under evaluation by the U. S. Air Force for certification as an alternative replacement product for AFFF. AFFF is a fire fighting foam that is classified as a biohazard. It is suspected of being a possible cause of cancer, and fire fighters using AFFF wear biohazard suits when using AFFF.

Our FirePower™ product also contains Surfactant Blend A - the FlameOut® formula. FirePower™ and FlameOut® both suppress and extinguish fires quickly. State fire codes prohibit products from being marketed as fire extinguishers without proper testing, listing, and rating. We believe it is the only aerosol fire suppressant in the worldwide marketplace that has obtained a fire extinguisher listing and rating. Having the only such product is believed by us to be significant for our long-term marketing prospects. Its non-Halon certification, with regard to residential fire extinguisher sales, places FirePower™ into a class of its own.

Industrial Chemicals and Cleaners

We distribute industrial chemicals and cleaners under the private label Ultimate Clean™. The products were developed by Dr. Amiran and BioGenesis. BioGenesis concentrates its activities on developing, and then manufacturing for marketing by other companies, industrial-use products that are environmentally safe.

Due to perceived market demands, through Dr. Amiran we have developed a turbine cleaner for jet engines. The original formula, Ultimate Clean 668™, was developed for Solar Turbines, a company owned by Caterpillar. We are introducing 668™  to the aviation industry and the United States Military through our association with American Business Associates (AmBiz).

We have submitted Ultimate Clean 668™  to an officially licensed testing agency in order to obtain a Quality Products Listing under military specification number MIL-PRF-85704C. This initiative, when completed, will meet Federal Aviation Administration guidelines for usage on commercial aircraft, United States Naval Warfare Center Aircraft Division and United States Department of Defense criteria for usage on U. S. military aircraft with a Quality Products Listing for both Type II and Type III (water-based) cleaners. We are working toward a final formulation that will meet elemental salt testing.

Pannache Natural Cosmetics

Prior to the formation of Summit Technologies, Moonlighting (the original company formed by Keith and Paula Parker) was marketing Pannache Cosmetics in the Philippines. The products of this line are manufactured by Cosmetic Laboratories, Inc., a large custom cosmetic manufacturer located in Irving, Texas. Cosmetic Laboratories is a 20 year member in good standing with the Cosmetic Toiletry and Fragrance Association (CTFA). The products contain the purest and best available ingredients available in the industry, according to the manufacturer.

We have developed a color line of products complementing the rest of the Pannache line. Our initial product is a cosmetic lipsticks; long-lasting, no smear, semi-permanent lip color. We introduced this product - Sugar Kiss Lip - in August 2001. Our website, www.pannache.com, displays the entire Pannache Cosmetics Product Line.

Distribution Methods

We market products primarily through the development of strategic alliances, most notably with AmBiz for the aviation industry and the U.S. Military. Our contacts with AmBiz, which can be reviewed at www.americanbusinessassociates.com, provide essential contacts for our initiatives. We have made other alliances for specific industries such as e-commerce, catalogue sales, roofing, plumbing, heating and air conditioning, building materials, and retail mass merchandisers and convenience stores. We sell FirePower® through periodic presentations on QVC. We are preparing to launch sales efforts through infomercials.

Internationally, we market products through exclusive distribution agreements with revenue sharing clauses. We have entered into distribution agreements that cover the Philippines, the Netherlands (for Europe and the former Eastern Bloc countries), Scandinavia, Australia, New Zealand, Mexico, Argentina, Brazil, Chile, Uruguay, Paraguay, Venezuela, Ecuador, Bolivia, and Canada.

Competition

We own the patent and intellectual property rights to Surfactant Blend A - FlameOut® and Firepower™. Surfactant Blend A was the first formula approved under USEPA-SNAP guidelines after the global banning of Halon 1211. Its approval is for both commercial and residential use. FlameOut® competes with established products owned by DuPont, 3M and Monsanto. However, FlameOut® is the only non-toxic fire suppression agent listed by the U.S. Forest Service. FirePower™ has no competition. This is the only validated and listed portable fire extinguisher available in an aerosol can (like air freshener or hair spray).

We have compared our cosmetic product, Sugar Kiss Lip, to similar products manufactured by Revlon, Max Factor, Cover Girl, Avon and BeautiControl touting no smear and extended wear. These other products, in our opinion and according to the results of our tests, simply do not stay on the lips the length of time advertised. We initiated a direct sales campaign in January 2002 to high school drill teams, both for personal use and as a fund-raising tool. We have secured the endorsement for Sugar Kiss Lip from the world-famous Kilgore College Rangerettes.

Raw Materials and Suppliers

The raw materials for our products are in abundant supply. Summit Environmental, by virtue of our purchase of the patent and intellectual property rights to Surfactant Blend A, has retained Dr. Amiran and his company, BioGenesis, to formulate and package our products on a cost-plus-10 percent basis. We have had difficulties getting prompt delivery of the aluminum cans we use in our aerosol FirePower® fire extinguisher. One of the three facilities in the world that makes these cans to the required National Fire Protection Association and U.S. Department of Transportation requirements, went out of business recently. We are currently on a systematic inventory purchase order cycle with a facility in Monterey, Mexico that is one of two remaining suppliers of this required can. We have no current difficulties.

Dependence on Major Customers

Approximately 35 percent and 68 percent of sales were made to two customers in 2003 and 2004, respectively. Approximately 63 percent of sales in the third quarter of 2004 were made to four customers and 68 percent of sales in the third quarter of 2003 were made to two customers. This concentration of sales is already being reduced in 2005 by our success this year in selling our FirePower® aerosol fire extinguishers through television’s QVC channel.

Patents, Trademarks and Licenses

We own all patents and intellectual property rights associated with the fire suppressant products. However, we are obligated to pay royalties to Moonlighting Distribution Corporation as follows: $0.40 for each 16 ounce can of FirePower™, $0.50 for each gallon of FlameOut®, and $0.25 for each one-liter can of FirePowerTM. The obligation to pay the above mentioned royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting. Moonlighting views this license to be perpetual; therefore, the royalties are perpetual.

We have a perpetual license from our affiliated company, Moonlighting, for its Pannache™ products. The license has no sales quota. We pay Moonlighting a 9 percent royalty on the lowest wholesale price for which we sell the product.

We have a non-exclusive license to Ultimate CleanTM 668 and other industrial chemicals and cleaning products formulated by Dr. Mohsen C. Amiran. We obtain these products at Dr. Amiran’s lowest wholesale price less 10 percent to 15 percent.

Governmental Approval of Principal Products

Our fire suppressant products are subject to government regulation in most countries of the world. We have obtained government approvals in all countries and venues where we offer the products for sale.

Our Ultimate CleanTM line has received the appropriate U.S. Government approvals for the industrial chemical and cleaning products.

The manufacturer of our cosmetic products, Cosmetic Laboratories, Inc., is a 20-year plus member in good standing of the Cosmetic, Toiletry and Fragrance Association (CTFA).

Seasonality

There is no known seasonal aspect to our business.

Research and Development

We deal directly with SMI Laboratories in Miami, Florida for a U. S. military specification number for Ultimate Clean™ 668.

We are developing an approved fire suppression agent, tested to new minimum performance standards established by the FAA, that will be a replacement agent for the fire extinguishers that now contain Halon 1211 and are placed in bathrooms and galleys on board all commercial aircraft. The Halon 1211 fire extinguishers are no longer (as of March 1999) protected for continued use under the classification of Mission Critical.

We and Dr. Amiran have been jointly working on an advanced formula for FlameOut® to be approved as a replacement for AFFF. Military specification tests with the United States Air Force for FlameOut® Foam began in April 2002.

Our non-toxic, biodegradable turbine cleaner, Ultimate Clean 668™, was developed by us for the scheduled periodic cleanings required of jet engines. We are involved in a U. S. Department of Defense and U. S. Navy EPA-directed test on it for non-corrosion and non-toxicity to military specification number MIL-PRF-85704C.

Environmental Controls

We are subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Number of Employees

On December 14, 2005, we employed twelve persons full time and no persons part time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto. It is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere.

OVERVIEW - RECENT DEVELOPMENTS

In April 2005, we added Mr. Paul Kowalenko as Director of Sales and Marketing for the FlameOut® Fire Suppressor Division of the company. Mr. Kowalenko, formerly Operations Director for Just-In-Case-Fire, has had extensive experience in the oil and gas industry. Paul served in capacities as Manager of Corporate Planning, Vice President of Finance and Chief Financial Officer. Paul is already working with clients in India, Taiwan, Poland, the logging industry and developing marketing point-of-sales aids. Paul has a Bachelor of Commerce Degree and is a Corporate Management Accountant from the University of Calgary.

We have completed our second order of FlameOut® to be shipped to Taiwan for its nuclear facility. The initial sale was completed last November through Darley Pumps Odin Foam Division when FlameOut® was included as the Class B Foam for a compressed air foam system by Odin Foam.

We completed the process for ABS (American Bureau of Shipping) certification for international maritime sales. The ABS Certification will clear the way for our distributor in Poland Fire Dam. The type classification obtained for FlameOut® is of a class that has heretofore been achieved for foam base product certification. A full understanding of ABS is available on our website under standards and certifications. Within days of the hit of Hurricane Katrina in New Orleans, we dispatched an exploratory team to New Orleans, headed by Paul Kowalenko, to explore the possibilities to utilize Summit’s line of Ultimate Clean remediation products in the hurricane’s aftermath. When the levee broke, sewage backed up, fuel and chemicals floated on the water and decay filled the air. Our agenda was to address fuel encapsulation, toxic remediation, and odor control. Utilizing what we learned 2 and a half years ago when testing FlameOut® with Evergreen Aviation’s 747 Supertanker (a large compressed air foam system), we knew we could successfully address these problems if given the chance. We performed a demonstration at the New Orleans Superdome on September 16, 2005 in an extremely contaminated restroom facility. Using a McCaw Backpack Compressed Air Foam System, we used FlameOut® as our carrying agent while blending Ultimate Clean 1106 Odor Control and Ultimate Clean 850 BioEnhancer to provide a broad based coverage of foam in order to unilaterally suspend biological remediation action of a larger area. The result in odor elimination was immediate and attracted the attention of the Superdome Management Ground. On September 26, 2005, we began an odor and biohazard decontamination project for the New Orleans Superdome Arena, the location where the New Orleans Hornets play basketball. We completed our project on October 11, 2005 with a completed contract for $448,000.

Our new FlameOut® Aerosol Fire Extinguisher, the twin sister to Firepower™, initially appeared on retail shelves over the 4th of July weekend at the 311 Big 5 Sporting Goods Store primarily in the Western part of the United States. The third quarter of 2005, FlameOut® appeared on the shelves at Target Stores beginning September 4, 2005. Additional retail store introductions have occurred in CVS, Brooks and Eckerd Pharmacies in August and September. We have completed the initial shipments to Kitchen Collection, Bosha’s, Sports Chalet, Bed, Bath & Beyond at the end of Q3 and first two weeks of Q4.

The Yellow Stone Club, a custom residential development near Big Sky, MT which features 8,000-square-foot-minimum residences, was the site of extended demonstrations of FlameOut® on May 18, 2005. We are currently working on an order for The Yellowstone Club which will consist of FlameOut® Concentrate, Compress Air Foam Systems from Intelagard and extinguishers like we sell in the logging industry. We have been notified by the Yellowstone Club of our final order in Q4 2005. Steve Hauck, Fire Chief of the Yellow Stone Club has become a spokesperson for FlameOut®. More about Steve Hauck’s recommendations for FlameOut® are covered in the following paragraph regarding media relations with Steinreich Communications.

In June we entered into an agreement with Steinreich Communications for media relations. Stan Steinreich previously had been a section editor for the New York Times and former co-producer of ABC 20/20. Over the 4th of July weekend Mr. Steinreich organized appearances and morning talk shows in San Diego for Keith Parker, CEO and Steve Hauck, Fire Chief at the Yellow Stone Club, on the 4th of July. They were live on NBC, Fox News and UPN conducting demonstrations using FlameOut® aerosols and referring to the introduction at Big 5 Sporting Goods. On July 5th, they were interviewed by KABC in Los Angeles by consumer products advocate Rick Romero. His show aired on July 28, 2005. Beginning in August and through September, we were on additional shows in Sacramento, Reno, Chicago, and Tyler, Texas, a mix of CBS, NBC, ABC, and Fox News. Feature articles have appeared in the home and/or lifestyles sections in the following newspapers: New York Times, Chicago Sun Times, Minneapolis Star, Washington Post, Miami Herald, Rocky Mountain News, Seattle Tribune, Charlotte Observer, Longview News-Journal, Los Angeles Times, and USA Today.

We executed the final agreement with Government Services Administration receiving our Federal Supply Number under Solicitation Number 7FC1-L3-03-0084B on August 10, 2005. Possession of an FSN could lead to large supply contracts with U.S. Government institutions, U.S. Forestry, State Forestry departments, Bureau of Land Management, and U.S. Parks and Wildlife. GSA Awards’ marketing arm, GSA BizOps, will be acting as our marketing sales agent through an agreement in which GSA Awards pre-qualifies U.S. Government procurement requisitions where our products and securities will satisfy the requirements. The GSA approval and FSN supply number make our product and the requisition a match. GSA Awards does not represent another client with products that compete with FlameOut® or FirePowerTM. In order to enhance our ability for GSA/FEMA contracts, we applied for and received an amending addition to our schedule 84 while we were preparing our bid to the Superdome Management Group for the New Orleans Arena. We were able to add seven of our Ultimate Clean Cleaner and Chemical to the schedule due to the emergency involved. However, these additions are added permanently to our schedule. FirePowerTM and FlameOut® are now carried in W.S. Darley Company’s most recent fire products catalog published in February 2005. This catalog goes to every fire department in the U.S. and a number of fire departments in 23 foreign countries.

We will be featuring the new FlameOut® aerosol fire extinguisher in a one-minute television commercial test market to be conducted by Transactional Marketing Partners. Raw footage was completed October 25, 2005.

Off-Balance Sheet Arrangements

Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

•	an obligation under a guarantee contract,
•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,
•	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or
•
any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

RESULTS OF OPERATIONS
The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the periods ended December 31, 2004 and 2003:

Year ended December 31	2004	2003
Sales	100.0%	100.0%
Cost of Sales	57.8	248
Gross Margin	42.2	(148)
Operating Expenses	(641)	(510)
Other Income and Expenses, Net	2.4	2.3

Net income (loss)	(596)%	(656)%

SALES

Sales of $190,702 for 2004 increased by $10,015 or 5.5% from the prior year’s sales of $180,687. The increase was in sales of our FirePowerTM and was a result of test market orders from QVC television advertising. The decrease in sales of cosmetics in 2004 was due to a QVC test in 2003 after which the cosmetic product was not continued by QVC.

The amount of sales, by product segment, for 2003 and 2004, were as follows:

Product	2003	2004

Fire Suppressants	$125,232	$177,642
Ultimate Clean® Chemicals	1,818	4,823
Cosmetics	53,228	6,755
Energy Drinks(1)	409	1,482

(1)
In late 2003 we began test marketing an energy drink, similar to the Gatorade-like drinks, that was developed by Dr. Amiran, a director of our company and the inventor of all our products. No plans have been made to devote significant efforts to the promotion of this product.

GROSS MARGIN

In 2004 we had a gross margin of $80,486, or 42.2 percent of sales. In 2003, our cost of goods sold was adversely affected because of a provision for inventory losses of $364,485 relating to faulty FirePower 911™ cans subject to litigation for being incorrectly manufactured by Pel Associates, and because of the discontinuances of certain cosmetic products. What otherwise would have been a gross margin of $96,306, or 53% of sales, was, instead, a total cost of sales of $448,866, which was 248% of sales in 2003. We have experienced increases in the cost of sales of several items steadily during the past few years. For instance, we have seen the cost of propellants for our aerosol cans increase from $1.80 a pound in 1999 to $4.00 a pound today, the cost of aluminum cans increase from $1.02 to $1.37, and the cost of chemicals increase from $0.53 a can to $0.60 a can.

OPERATING EXPENSES

Operating expenses of $1,221,861 for 2004 increased by $299,873, or 32.5 percent, from $921,988 in 2003. Advertising expenses increased in 2004 by $116,818 over 2003. Professional fees increased in 2004 by $30,363 over 2003. Expenses related to trade shows increased to $16,804 in 2004 from $4,399 in 2003. Repair and maintenance expense decreased by $700 from 2003 to 2004. Research and Development expenses decreased by $8,283 from 2003 to 2004. Office salaries decreased from $94,352 in 2003 to $83,237 in 2004 and officer compensation decreased by $32,275 from $205,400 in 2003 to $187,375 in 2004. Advertising and trade show expenses increased due to the demand for increased marketing efforts to retail the aerosol fire extinguisher which was successfully launched in 2004. Professional fees, both legal and auditing, increased due to significantly higher charges for preparing Form 10-KSB and amending Form SB-2 to update financial information. Legal fees also increased due to proceeding in two lawsuits. Research and development decreased due to the certifications and listing for chemicals and products being completed. Inventory losses resulted from the write-off of 80,000 cans of FirePower 911 that was not marketable due to loss of propellant through bad seals. The product had a five-year warranty which expired. Additionally, we wrote off unsold cosmetic inventory.

NET LOSS

We had a net loss of $1,136,783 during 2004, as compared to a net loss of $1,185,992 during 2003. The years 2004 and 2003 were years of product and marketing organization, as reflected in the acquisition of all rights related to our fire suppressant products and in the efforts exerted to introduce the fire suppressant products to major purchasers and distributors of these products. Significant efforts in marketing and product research were introduced with regards to the company’s cosmetic division. These efforts, while properly accounted for as expenses, represent major investments by the company in the future marketing of its fire suppressant and cosmetic products.

Accounting Policies Requiring Significant Estimates and Judgments.

Our typical credit terms for domestic sales are net 30 days, 1.5% interest a month for payments after 30 days. These terms are identical for sales to related parties and external customers. There is no disparity between these credit terms and the amounts due us. We have a strict credit policy for retailers utilizing Dun and Bradstreet reports and credit references. For international shipments, 50% of the sale price must be received before we manufacture the order, and the remaining 50% must be received before we release product for shipping. Inventory levels no longer consist of completed product. Components are purchased and warehoused and held in waiting. The product is filled and shipped to the customer upon receipt of purchase orders.

LIQUIDITY AND CAPITAL RESOURCES

We had negative cash flow from operations of $942,867 in 2004 and negative cash flow from operations of $514,786 in 2003. Major contributors to the 2004 negative cash flow from operations were the $1,136,783 net loss from operations and a $150,440 increase in our inventory. The major contributor to the 2003 negative cash flow from operations was the $1,185,992 net loss from operations.

We had negative cash flow from investing activities of $23,038 in 2004 and negative flow from investing activities of $2,722 in 2003. The major components of both years’ cash flow from investing activities were acquisitions of property and equipment in 2003 and 2004.

We were able to stay liquid from the sale of $1,351,608 of our common stock during 2004, and from the sale of $396,300 of our common stock and loan proceeds of $39,500 during 2003. At year-end 2004, we had $460,257 cash on hand. At year-end 2003, we had $114,054 cash on hand. It is more likely than not that we will offer shares for sale in 2005 to existing shareholders. We anticipate significant orders of our fire suppression products during 2005, and we must keep inventories available to fill those orders.

We successfully test marketed FirePower™ on QVC in 2004. We began regular monthly programming in January 2005, and through March 2005 have had $256,917 in sales orders through completed programming. Several known retailers have indicated the purchase of FirePower™ in the second quarter of 2005. Also to be purchased is our SafeTree™ Christmas Tree Protectant.

Increased sales began in 2005 due to the successful launch of FirePowerTM into regular monthly programming on QVC. This led to the development of a “twin sister” product named FlameOut Aerosol Fire Extinguisher to be sold to retailers. The initial launch occurred over the week of July 4, 2005 at the 311 Big 5 Sporting Goods Stores in the Western part of the United States. Production is under way from purchase orders received from Target Stores, CVS Pharmacy and Brooks Pharmacy for delivery on the shelves of these stores by September 2, 2005. Additional orders for Rite Aid, Sports Chalet, Sports Authority and AAFES are currently in the vendor setup status for delivery in late September and early October (National Fire Prevention Month). We anticipate $1.5 million in sales for Q3 and Q4 in 2005. Securing financing from outside lenders is already under way. We have an active line of credit for FirePowerTM from Austin Bank and applications are in process for inventory financing for components (shells, boxes and chemicals) to have the necessary materials on hand. Accounts receivables financing through Austin Bank is in the second phase of the financing package. This will be utilized once purchase orders are received. When the accounts receivable financing is initiated, 80% - less the financing fees and the corresponding deduction of cost-of-goods - will be advanced to the company repaying the inventory loan for the order. Reduction of expense is not likely to decrease as the company has moved from a research and development company to a marketing company.

Sources of Liquidity

The following table sets forth for 2005 our expected sources and uses of cash, significant capital expenditures, marketing expenses and product development expenses:

			Expected Product-Related Uses of Cash
Product	Expected Source of Cash	Expected Amount of Cash	Significant Capital Expenditures	Marketing Expenses	Product Development Expenses

Fire Suppressants	Warrants, line of credit	Range of $0.25 to $0.50 $349,920 to $699,843	$220,000	$50,000	$15,000
Industrial Cleaning Products	Sale of products		0	$10,000	$5,000
Cosmetics	Sale of products		0	$10,000	$5,000
Energy Drinks	Sale of products		0	$5,000	0

Results of Operations - Third Quarter of 2005 Compared to Third Quarter of 2004

Summit Environmental’s sales for Q3 2005 were almost 29 times Q3 2004 sales - $693,695 in Q3 2005 compared to $24,226 in Q3 2004. Gross margin was 53 percent for Q3 2005 compared to 43 percent for Q3 2004. Sales are only now reaching a level to generate a meaningful analysis of gross margin percentages.

Operating expenses increased 36 percent during Q3 2005 over Q3 2004. Operating expenses increased by $105,074 from $291,786 in Q3 2004 to $396,860 in Q3 2005. The increase was due primarily to salary for a new position, vice-president of marketing, and advertising expense.

Amortization and depreciation were $45,543 in Q3 2005 and $43,389 in Q3 2004.

Summit had a net loss of $41,596 for Q3 2005, down from a net loss of $279,739 for Q3 2004, a $238,143 or an 85 percent decrease. The greatly reduced net loss was attributed primarily to the increase in sales.

Results of Operations - First Three Quarters of 2005 Compared to First Three Quarters of 2004

Sales from operations were $1,048,745 for the first three quarters of 2005, which were 6.4 times sales of $163,713 for the first three quarters of 2004. Gross margin on these sales was 50.2 percent in the first three quarters of 2005 and 51 percent in the first three quarters of 2004.

Operating expenses were up to $1,029,543 for the first three quarters of 2005 compared to $811,351 for the first three quarters of 2004, an increase of $218,192 or 27 percent, almost all of the increase being attributed to increased presence in trade shows, travel, advertising, and commissions for sales force.

We experienced a net loss of $520,820 in the first three quarters of 2005, down 28.6 percent from the $729,034 loss of the first three quarters of 2004. The loss per share of common stock was $0.02 for the first three quarters of 2005 versus $0.04 for the same period of 2004.

Some balance sheet items that reflect significant changes from December 31, 2004 to September 30, 2005 are: cash, up to $551,369 from $460,257; and accounts receivable, up to $270,059 from $63,479.

The net loss of $520,820 in the first three quarters of 2005 was financed from $555,826 in proceeds from the sale of common stock and $210,500 in loan proceeds.

Increased sales began in 2005 due to the successful launch of FirePowerTM into regular monthly programming on QVC. This led to the development of a “twin sister” product named FlameOut Aerosol Fire Extinguisher to be sold to retailers. The initial launch occurred over the week of July 4, 2005 at the 311 Big 5 Sporting Goods Stores in the Western part of the United States. In August 2004, we shipped initial orders to Brooks Eckerd’s and CVS Pharmacies and Target Stores. We receive, transmit, and ship our orders electronically. Through the end of October, we have shipped sixteen reorders to the previously named purchasers. Additionally, we have shipped initial orders to Bed, Bath, & Beyond; Kitchen Collection; and Sports Chalet. We have an active line of credit for FirePowerTM from Austin Bank for inventory or empty shells for the production of the fire extinguisher. We have secured a 25 million dollar line of credit through Pacific Business Capital, a division of Wells Fargo Bank. Accounts receivable financing advances Summit 80% of the amount of each order. A 20% reserve is held. When our customer pays the invoice, the financing charges are deducted and the balance is forwarded. The terms for these wholesale sales to the retailer is 1% 30 net 31. The advance in reserves are being received timely.

OUTLOOK

The statements made in this Outlook are based on current plans and expectations. These statements are forward looking, and actual results may vary considerably from those that are planned.

Regular programming on QVC of our FirePowerTM aerosol fire extinguisher began in January 2005. On the first airing in January, 11,000 cans were sold in 8.5 minutes. On March 2, 2005, 13,000 cans were sold in 10 minutes. Airings are scheduled throughout 2005. As of March 18, 2005 we had recorded sales of $256,917 through QVC since 2002. On March 23, 2005, we shipped QVC an order worth $94,800 for airings in the second quarter 2005. We began in a new programming venue on QVC on August 8, 2005 on a show called Summer Specials, resulting in sales of 8,800 cans with 2,000 cans sold on back order. Our last air date was November 2, 2005 when we sold 9,700 cans.

We completed introductions of FlameOut® also as an aerosol-rated fire extinguisher to major retailers during the third quarter as we projected earlier this year. FlameOut® aerosol fire extinguisher is the twin sister to FirePowerTM. FlameOut® is offered primarily to franchise and mass marketing companies. A TV commercial scheduled to begin August 19-30, 2005 on the HGTV and Oxygen networks will feature FlameOut®. The commercial is being produced for marketing support to our retail customers. FlameOut® aerosol was introduced through Big 5 Sporting Goods 311 Stores on the weekend of July 4, 2005. FlameOut® aerosol fire extinguishers was introduced through major retailers beginning in August 2005. We began shipping to Target, Eckerd’s, CVS, Brooks Pharmacy in August 2005. During the third quarter, we completed the retail set-up for Bed, Bath, & Beyond, Kitchen Collection, Sports Chalet, and Global TV Concepts, shipping the initial orders during the first week of October. Other vendor agreements are in the completion stages for Albertson’s, Rite Aid, and Wal-Mart with these initial orders scheduled for delivery during the 4th Quarter.

FlameOut® and FirePowerTM aerosol fire extinguishers contain the same surfactant, FlameOut®. FlameOut® is sold in concentrate form. The logging industry is endorsing FlameOut® more and more on its insured heavy equipment. Three insurance companies - Bituminous, Lloyds of London and Santee - now require FlameOut®or a product like FlameOut® to be on all insured logging equipment for renewal purposes of existing fire coverage or on new equipment in order to bind fire coverage. There is no other product that has the various government approvals FlameOut® has, is non-toxic, is non-corrosive and is rapidly biodegradable. In 2003 at the American Loggers Council National Meeting, we set up a dealer for our products to be used in the logging industry in New Zealand and Australia. We share this dealer with Just In Case Fire which manufactures the mobile fire fighting system, The Fire Caddy. The Fire Caddy product line is manufactured exclusively using FlameOut®. In late September we received the final orders for FlameOut®, FirePower™, and the Ultimate Clean chemicals through our New Zealand dealer. The initial product order shipped in October after several registrations.

We executed cross-over marketing agreements with Intelagard in July 2005. We will sell Intelagard Compressed Air Foam Systems while Intelagard will sell FlameOut® with their CAF Systems. Intelagard Director of Product Development, John Breedlove attended our demonstrations at the Yellow Stone Club in May. Intelagard’s CAF Systems are part of purchase orders from the Yellow Stone Club to be received during the fourth quarter. In June, FlameOut® accompanied 160 McCaw Backpack CAF Systems that went to the U.S. Army in Mosul, Iraq. The McCaw Backpack is part of our remediation and decontamination work currently being conducted in New Orleans in the aftermath of Hurricane Katrina. More about Intelagard can be found at www.intelagard.com.

In April 2005 we made a first sale of FlameOut® to a customer in India. The halted production of the Fire Suppression Agent AFFF in 2001 has made our product one of the most attractive alternates to replace the market need created by AFFF. Monsanto halted production of AFFF in December 2001. One of the reasons was the toxicity of AFFF. FlameOut® is non-toxic. AFFF was designed for Class B (fuel) fire suppression. FlameOut® is UL listed for Class B fire and also possesses UL 162 certification for emulsification and encapsulation of hydrocarbons thereby preventing reignition of fires once extinguished. Our new customers in India supply fire suppression agents for the oil and gas refining industry. We are continuing to sell FlameOut®through our distributor in Taiwan. Vasa Limited has submitted FlameOut® for testing in Beijing, China.

In May we were approached by one of our European distributors regarding the approval of FlameOut for the use on marine vessels, specifically for vessels that were “classified” by the American Bureau of Shipping, or ABS. ABS is one of world’s leading marine Class Societies that is recognized as a worldwide leader in engineering and technology related to marine and offshore industries with 150 offices in 70 countries worldwide. ABS states its mission is “to protect mariners, vessels and the aquatic environment of the world's ocean ways and rivers.”

Class Societies set standards to facilitate the acceptance of a ship registered in one country to be in the waters and ports of another, and in the general furtherance of safety at sea and protection of the environment. These standards cover three distinct areas: (1) ship design and structural integrity, (2) accident prevention including navigational aids, pollution and fire prevention, and (3) post-accident situations (fire and flooding) including containment and escape.

Class Societies are empowered to require repairs or other corrective actions to vessels that they have assigned a class, or to ships within their flag state’s ports.

FlameOut was submitted to ABS for “Type Approval,” a voluntary program that tests the product extensively to verify that it will perform reliably in the marine and offshore environment in compliance with product specifications.

Upon issuance, Type Approval is the pre-approval of a product for use on a variety of ABS class vessels and reduces the turnaround time for approval on a specific vessel. Technical staff can verify that the product, as already approved, is suitable for the intended use and will not require further documentation from Summit.

We are pleased to report that on July 29, 2005 we received our Type Approval from ABS, the only product listed by ABS as a Type Approved fire fighting agent. Our sales and marketing director, Paul Kowalenko, is developing our marketing plan to contact the owners and operators of ABS classed vessels, actively marketing FlameOut as the only pre-approved fire suppressant within their Classification Society.

Using our unique aerosol technology, a new product sold under the brand name SafeTree® for use with Christmas Trees. Sprayed on the tree, it not only guards against fire but extends the period when the needles stay green and do not drop. We have developed an alliance with Noble Mountain Tree Farms, one of the world’s premier Christmas tree growers and suppliers. It also sells trees through a network of Noble Tree lots. Noble Trees will sell SafeTree® through their tree lots during Christmas 2005.

We work closely with American Business Associates (AmBiz). AmBiz assists with introductions into military, homeland security and emergency management venues, with retail development and introductions for some of our products and with development and financing for future retail projects. More about AmBiz can be found at www.americanbusinessassociates.com.

Ultimate CleanTM Products.

We have developed initial “environmental remediation and decontamination” products for retail sales from our successful experience in New Orleans. In this regard, we move from marketing our “aerosol fire fighting technology” to “environmental aerosol technology”. New aerosol cans will feature FlameOut® as the carrying agent for Ultimate Clean 1106 Odor Control, Ultimate Clean 850 BioEnhancer and Ultimate Clean 2000 Mold and Fungus Control in a series of user friendly handy aerosol cans.

We are continuing to develop and expand on the completion of our remediation and decontamination project at the New Orleans Superdome Arena. We have been completing product application demonstrations for Sonesta Hotels and the New Orleans Retail Merchants Association in the French Quarter. We performed an additional mold and fungus decontamination at the Superdome and a couple of individual rooms during the second week of October. Marketing strategies are being developed on how to expand on the success we have experienced. In order to facilitate the development of our newly created Remediation Division, we have hired as Director of Engineering and Remediation, Mr. Gordon Lewis, PE. Gordon graduated from Humboldt State University in California with a degree in Environmental Engineering and is formerly the Supervising Engineer for the Desert Water Agency in Palm Springs, California; Engineer for the Water Resources Board, California Water Quality Control Board; and Civil Engineer in Palm Springs with specialty in municipal water and sewer management.

Working with our distributor for Ultimate CleanTM chemicals and cleaners, Asah Terra, a Washington-based bioremediation contractor, we expect we will sell significant amounts of our chemicals and cleaners in the heavily contaminated petroleum production areas of Nigeria. Asah Terra has ordered products for a new cleanup project with the city of Seattle scheduled for May. According to Asah Terra several other municipalities are being instructed to ensure the cleanup and odor elimination at a sewage treatment plant in Seattle.

Asah Terra is working with the Nigerian Government and Shell Oil of Nigeria in providing consultation and products with specific applications for what is estimated at up to ten years of existing clean-up of contamination. One of the first sites that we will be cleaning is a stagnate lake that allows bacteria to grow. When it rains, the overflow provides such a large amount of toxic residue that this site has been linked to being a leading cause of the deaths of infants and young children in Nigeria. The contract for the initial site has been received by Asah Terra. The value of our initial chemical sale for this project is $87,000. We are working in conjunction with BioGenesis and Dr. Amiran to begin this work for Asah Terra on the first two contracts. There are reported by Asah Terra to be thousands of these sites in Nigeria. They have been mandated by the Nigerian Government for environmental cleanup.

Asah Terra sells some of our other Ultimate CleanTM products to clean the grease traps at restaurants, primarily in the Northwest United States.

Our future results of operations and the other forward-looking statements contained in this Outlook involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the company to obtain needed additional capital, loss of personnel, particularly chief executive officer B. Keith Parker, as a result of accident or for health reasons, interruptions in the supply of inventory from manufacturers of the inventory, the development of a competing fire suppressant by a well-capitalized competitor that either is able to develop a new product with the same attributes as our fire suppressant or is able to discover the additives to our fire suppressant that give it its unique and superior qualities, and an accident involving life or serious bodily harm that fairly or unfairly would bring into question the safety of using the company’s fire suppressant products.

DESCRIPTION OF PROPERTIES

FACILITIES

In October 2005 we purchased for $250,000 a 1.76-acre tract in Longview, Texas upon which there are an office and warehouse building of 12,800 square feet, which includes 2,500 square feet of warehousing, and two out buildings of approximately 500 square feet each. We closed the acquisition with a bridge loan from Wells Fargo Bank with payment terms of interest plus $5,000 of principal each month. On January 7, 2006 we will obtain permanent (20-year) financing at $2,260 a month payments to Austin Bank in Longview, Texas. Under our former leased premises, we paid $3,000 a month rent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summit Technologies, prior to its merger with our company, paid $30,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - Stressex™, Pannache™, and Trim-Away™. B. Keith Parker and his spouse, Paula Parker, who were officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Environmental pays royalties to Moonlighting for the exclusive licensing rights to the products from Moonlighting.

Summit Technologies’ and, now, our company’s distribution rights to BioGenesis’s fire suppression products were acquired not from BioGenesis, but, rather, from Moonlighting Distribution Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and initially paid to Moonlighting a royalty of $0.50 for each 16-ounce can of FirePower 911™, $0.35 for each 1-liter can of FirePower™, and $0.50 for each gallon of FlameOut®. As of January 2005, the royalties for FirePower™ and FlameOut® in aerosol form are now reduced to $0.25 a can.

On November 2, 1998, BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. Because of our merger with Summit Technologies, these rights are now owned by our company. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.

Royalties that have been paid to Moonlighting are as follows:

Date	Amount	Balance Paid

03-31-99	$ 5,780.00	$ 5,780.00
05-05-99	$39,685.80	$45,465.80
08-28-01	$10,322.62	$55,788.42
11-05-03	$ 5,391.78	$61,180.20
06-11-04	$ 4,966.81	$66,147.01
07-16-04	$ 7,339.20	$73,486.21

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Summit’s Common Stock presently trades on the OTC Bulletin Board, having been added to the OTC Bulletin Board on April 5, 1999. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 2003, 2004 and the first three quarters of 2005. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

			High	Low
2003	:
		1st Qtr.	0.27	0.20
		2nd Qtr.	0.35	0.18
		3rd Qtr.	0.26	0.16
		4th Qtr.	0.25	0.14
2004	:
		1st Qtr.	0.25	0.145
		2nd Qtr.	0.72	0.25
		3rd Qtr.	0.59	0.37
		4th Qtr.	0.41	0.24
2005	:
		1st Qtr.	0.32	0.18
		2nd Qtr.	0.46	0.17
		3rd Qtr.	1.10	0.35

Holders. Based on information provided by our transfer agent, we had 653 shareholders of record of our common stock on December 14, 2005.

Dividends. We have declared no dividends on our Common Stock. There are no restrictions that would or are likely to limit the ability of the company to pay dividends on its Common Stock, but we have no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its business.

PENNY STOCK REGULATIONS

There is no way to predict a price range within which the company’s common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the company’s common stock, initially at least, would be subject to the rules governing “penny stocks.”

A “penny stock” is any stock that:

•	sells for less than $5 a share.

•	is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

•	is not a stock of a “substantial issuer.” The company is not now a “substantial issuer” and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the Securities and Exchange Commission (the “Commission”) that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person’s financial situation, investment experience and investment objectives. Then, the broker-dealer must “reasonably determine” (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

•	transactions not recommended by the broker-dealer,

•	sales to institutional accredited investors,

•
sales to “established customers” of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

•	transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a “risk disclosure document.” This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock’s bid and ask price information and the dealer’s and salesperson’s compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer’s account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by “boiler shop” operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder’s ability to resell a penny stock.

The company’s shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a “penny stock” subject to the trading market impediments described above.

EXECUTIVE COMPENSATION

Executive Compensation.

The following sets forth the remuneration received in the last three fiscal years by Keith Parker (CEO), the president of Summit, in all capacities. No other officer or employee has received total remuneration of $100,000 or more in any of such years.

			Long Term Compensation
			Awards			Payouts
Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award	Securities Underlying Options/SARS(#)	LTIP Payouts	All Other Compensation

2004:
CEO	$90,000	0		32,122	0/0	0	$11,932

2003:
CEO	$90,000	0		13,230	0/0	0	$12,006

2002:
CEO	$67,500	0		24,215	0/0	0	$12,098

Employment Contracts.

We have no employment agreements.

Stock Options.

We have two stock option plans, one a 1998 plan with 500,000 options and the other a 2004 plan with 1,000,000 options, the major provisions of which Plans are as follows:

Options granted under the plans may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plans enable the option committee of the board of directors to grant up to two million stock options to employees and consultants from time to time. The following tables disclose the stock options that were granted to our executive officers during the last fiscal year, the number of options that were exercised the last fiscal year and the value of unexercised options retained by such executive officers at year end 2004.

Option/SAR Grants in Last Fiscal Year
Individual Grants
Name of Executive Officer	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price	Expiration Date
Keith Parker, CEO	0	0
Paula Parker, VP	0	0
Chris Dellinges, CFO	80,000	97%	$0.16	2/2014

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Name of Executive Officer	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options/SARs at FY- End ($) Exercisable/Unexercisable
Keith Parker, CEO	0	$0	0/0	0
Paula Parker, VP	0	$0	0/0	0
Chris Dellinges, CFO	0	$0	120,000/0	$0/$24,800

Compensation of Directors.

We have no standard arrangements pursuant to which directors are compensated for any services as directors, including compensation for committee participation or special assignments. However, during the last fiscal year the following directors were each granted stock options to purchase 80,000 shares of common stock at an exercise price of $0.16 and expiring in February 2014: Dean Haws, Jim Roach, Thomas Kenan, Mohsen Amiran, Dennis Stripling and Chris Dellinges. The options granted to Mr. Dellinges are the same options reported above under “Option/SAR Grants in Last Fiscal Year.”

FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants	F-1
Report of Independent Registered Public Accounting Firm February 20, 2004	F-2
Balance Sheet December 31, 2004	F-3
Statements of Operations Year Ended December 31, 2004 and 2003
and Period from August 14, 1997 to December 31, 2004	F-4
Statements of Changes in Stockholders’ Equity for the period from
August 14, 1997 to December 31, 2004	F-5
Statements of Cash Flows Year Ended December 31, 2004 and 2003
and Period from August 14, 1997 to December 31, 2004	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets September 30, 2005 (Unaudited) and
December 31, 2004 (Audited)	F-19
Statements of Operations (Unaudited) Three Months Ended
September 30, 2005 and 2004	F-20
Statements of Operations (Unaudited) Nine Months Ended
September 30, 2005 and 2004	F-21
Statements of Cash Flows (Unaudited) Nine Months Ended
September 30, 2005 and 2004	F-22
Notes to Financial Statements (Unaudited)	F-23

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Summitt Environmental Corporation, Inc.
Longview, Texas

We have audited the balance sheet of Summitt Environmental Corporation, Inc. as of December 31, 2004, and the related statements of operations, of changes in stockholders' equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summitt Environmental Corporation, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PHILIP VOGEL & CO. PC /s/ Philip Vogel & Co. PC Certified Public Accountants
Dallas, Texas

April 6, 2005

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Summit Environmental Corporation, Inc.
Longview, Texas

We have audited the statements of operations, changes in stockholders’ equity, and cash flows of Summit Environmental Corporation, Inc. for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Summit Environment Corporation, Inc. for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
February 20, 2004

SUMMIT ENVIRONMENTAL CORPORATION, INC.
BALANCE SHEET
DECEMBER 31, 2004

Assets
Current Assets
Cash and Cash Equivalents	$460,257
Accounts Receivable, less allowance for doubtful
accounts of $172,678	63,479
Inventory	352,108
Prepaid Expenses	157,409
Total Current Assets	1,033,253

Property and Equipment at Cost
Property and Equipment	80,636
Leasehold Improvements	13,877
Accumulated Depreciation and Amortization	(54,406)
Net Property and Equipment	40,107

Other Assets
Prepaid Royalties	490,095
Deposits	2,180
Patents - net of accumulated amortization
of $969,800	1,405,200
Licenses -net of accumulated amortization
of $41,440	134,280
Total Other Assets	2,031,755

Total Assets	$3,105,115

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$141,130
Accrued Liabilities	38,045
Total Current Liabilities	179,175

Stockholders' Equity
Preferred stock, par value $.001; 10,000,000
shares authorized, no shares issued
Common stock, par value $.001; 40,000,000
shares authorized, 23,209,344 shares issued	23,220
Additional Paid in Capital	10,144,383
Accumulated Deficit	(7,216,663)
Treasury Stock - 10,000 shares	(25,000)
Total Stockholders' Equity	2,925,940

Total Liabilities and Stockholders' Equity	$3,105,115

The accompanying notes are an integral part of this financial statement

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Sales	$237,952	$180,687
Returns and Allowances	(47,250)	-
Net Sales	190,702	180,687

Cost of Sales
Cost of sales	102,190	84,381
Provision for inventory losses	8,026	364,485
Total cost of sales	110,216	448,866

Gross Profit	80,486	(268,179)

Operating Expenses
Selling, general, and administrative expenses	1,039,310	744,029
Amortization	170,013	168,093
Depreciation	12,538	9,866
Total operating expense	1,221,861	921,988

Net Earnings (Loss) from Operations	(1,141,375)	(1,190,167)

Other Income (Expense)
Interest income	4,176	1,333
Interest expense	(1,636)	-
Royalty income	2,052	-
Miscellaneous	-	2,842
Total other income (expense)	4,592	4,175

Net Loss	$(1,136,783)	$(1,185,992)

Net Earnings (Loss) per Share	$(0.05)	$(0.07)

Weighted Average Shares	20,772,163	16,375,542

The accompanying notes are an integral part of these financial statements.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Additional Paid-In	Subscription	Accumulated	Treasury
	Shares	Amount	Capital	to Capital	Deficit	Stock	Total

Balances December 31, 2002	15,657,194	$15,658	$7,997,721	$60,000	$(4,893,888)	$(25,000)	$3,154,491

Sale of 530,000 shares ($25 per share)	530,000	530	131,970	(60,000)	-	-	72,500
Issuance of 92,000 shares upon exercise
of warrants ($.25 per share)	92,000	92	22,908	-	-	-	23,000
15,000 shares issued for services ($.18 per share)	15,000	15	2,685	-	-	-	2,700
150,000 shares issued for services ($.22 per share)	150,000	150	32,850	-	-	-	33,000
15,000 shares issued for services ($.24 per share)	15,000	15	3,585	-	-	-	3,600
15,000 shares issued for services ($.25 per share)	15,000	15	3,735	-	-	-	3,750
15,000 shares issued for services ($.28 per share)	15,000	15	4,185	-	-	-	4,200
44,000 shares issued for services ($.30 per share)	44,000	44	13,156	-	-	-	13,200
360,000 shares issued for licenses ($32 per share)	360,000	360	114,840	-	-	-	115,200
6,000 shares issued for services ($.33 per share)	6,000	6	1,974	-	-	-	1,980
Money received for a 2004 stock purchase	-	-	-	300,800	-	-	300,800
Net loss	-	-	-	-	(1,185,992)	-	(1,185,992)

Balances December 31, 2003	16,899,194	16,900	8,329,609	300,800	(6,079,880)	(25,000)	2,542,429

Issuance of 100,000 shares upon exercise
of options ($.16 per share)	100,000	100	38,125	-	-	-	38,225
12,500 shares issued for services ($.16 per share)	12,500	13	1,987	-	-	-	2,000
12,500 shares issued for services ($.17 per share)	12,500	12	2,113	-	-	-	2,125
Sale of 2,346,250 shares ($.20 per share)	2,346,250	2,346	466,904	(207,000)	-	-	262,250
27,500 shares issued for services ($.20 per share	27,500	28	5,472	-	-	-	5,500
Issuance of 44,000 shares upon exercise
of warrants ($.20 per share)	44,000	44	8,756	(8,800)	-	-	-
Issuance of 2,558,000 shares upon exercise
of warrants ($.25 per share)	2,558,000	2,558	636,942	(85,000)	-	-	554,500
12,500 shares issued for services ($.27 per share)	12,500	13	3,362	-	-	-	3,375
25,000 shares issued for services ($.31 per share)	25,000	25	7,725	-	-	-	7,750
15,000 shares issued for services ($.34 per share)	15,000	15	5,085	-	-	-	5,100
12,500 shares issued for services ($.35 per share)	12,500	12	4,363	-	-	-	4,375
74,400 shares issued for services ($.45 per share)	74,400	74	33,406	-	-	-	33,480
37,500 shares issued for services ($.48 per share)	37,500	38	17,962	-	-	-	18,000
Sale of 1,000,000 shares ($.50 per share)	1,000,000	1,000	499,000	-	-	-	500,000
15,000 shares issued for services ($.53 per share)	15,000	15	7,935	-	-	-	7,950
12,500 shares issued for services ($.69 per share)	12,500	12	8,613	-	-	-	8,625
15,000 shares issued for services ($.74 per share)	15,000	15	11,085	-	-	-	11,100
Exercise of options for 94,292 shares of stock
($.20 per share) - shares not issued as of
December 31, 2004			55,939	-	-	-	55,939

Net loss	-	-	-	-	(1,136,783)	-	(1,136,783)

Balances December 31, 2004	23,219,344	$23,220	$10,144,383	$-	$(7,216,663)	$(25,000)	$2,925,940

The accompanying notes are an integral part of these financial statements.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Cash Flows from Operating Activities
Net loss	$(1,136,783)	$(1,185,992)
Adjustments to reconcile net earnings (loss) to cash
used in operating activities
Amortization	170,013	168,093
Bad debt expense	6,357	15,248
Provision for inventory losses	8,026	364,485
Depreciation	12,538	9,866
Common stock and options issued for services	168,686	62,430
Change in assets and liabilities
Accounts receivable	(40,392)	(15,579)
Inventory	(150,440)	24,314
Prepaid expenses and deposits	(55,729)	23,744
Accounts payable	69,400	17,573
Accrued liabilities	5,457	1,032
Net cash used in operating activities	(942,867)	(514,786)

Cash Flows from Investing Activities
Acquisition of property and equipment	(22,518)	(2,722)
Acquisition of licenses/patents	(520)	-
Net cash used in investing activities	(23,038)	(2,722)

Cash Flows from Financing Activities
Loan proceeds	-	39,500
Loan principal repayments	(39,500)	-
Proceeds from sale of stock	1,351,608	396,300
Net cash provided by financing activities	1,312,108	435,800

Net Increase (Decrease) in Cash	346,203	(81,708)

Cash - Beginning of Period	114,054	195,762

Cash - End of Period	$460,257	$114,054

Supplemental cash flow information
Issuance of common stock for licenses	-	115,200
Cash paid for interest	1,636	-

The accompanying notes are an integral part of these financial statements.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Summit Environmental Corporation, Inc. (the “Company”) was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the “Merger”) with Summit Technologies, Inc., a Texas corporation. The Company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The Merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

The Company markets fire suppression materials, environmentally safe cleaning chemicals and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include “infomercials” and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

During 2001, the Company began sales of a color cosmetic line to compliment the already developed skin care cosmetic line, Pannache. This product line is environmentally friendly and made with premium botanical and natural essential oils and vitamins.

Management has determined that, effective January 1, 2004, the Company was no longer in the development stage as its planned principal operations had commenced and significant revenues were being derived therefrom. Until December 31, 2003, the Company reported the results of its operations and its cash flows as a Development Stage Company.

Revenue Recognition

The Company follows the provisions of SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition" which was issued in December 2003, and recognizes revenues when its products are shipped to customers (terms are FOB shipping point), at which time evidence of a completed transaction and customer acceptance exists and when title passes. Appropriate provisions for estimated returns of product and other allowances have been made in the accompanying financial statements. SAB No. 104 codified, revised and rescinded certain sections of Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", in order to make this interpretive guidance consistent with current authoritative accounting guidance and SEC rules and regulations.

Revenues earned under royalty agreements are recognized when the respective products are sold and the royalty amounts attributable to the Company have been determined.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

The amount of sales by product segment, for the years ended December 31, 2004 and 2003, were as follows:
Product	2004	2003

Fire Suppressants	$224,892	$125,232
Ultimate Clean® Chemicals	4,823	1,818
Cosmetics	6,755	53,228
Energy Drinks(1)	1,482	409
Total revenue	$237,952	$180,687

Cash and cash equivalents

The Company maintains cash balances at a financial institution located in Longview, Texas, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical write-offs, level of past due accounts and relationships with and economic status of the customers. Uncollectible receivable balances written off during the years ended December 31, 2004 and 2003, were $0 and $1,227, respectively. Bad debt provisions of $6,357 and $15,248 were recognized for the years ended December 31, 2004 and 2003, respectively..

Inventories

Inventories, which consists of raw materials and products held for resale, are recorded at the lower of cost or market, with cost being determined by the first-in, first-out method. At December 31, 2004, fire suppression inventory was $286,612. Pannache inventory was $23,667, and consigned inventory was $41,829.

The Company periodically reviews inventory to determine which products, if any, are no longer marketable. The Company establishes a reserve for obsolete inventory to reduce its cost to management’s estimate of its net realizable value based on forecasts of sales for ensuing years and other factors.

Intangible Assets

Patents and licenses are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patent and licenses. The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective for periods beginning January 1, 2002, and thereafter. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Specifically, the statement addresses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition, as well as how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The statement requires intangible assets to be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable and that a loss shall be recognized if the carrying amount of an intangible exceeds its fair value. Even though no event or change in circumstances has occurred as of December 31, 2004, the Company has tested its intangible assets, including prepaid royalties, for impairment, basing its assessment on its knowledge of the development history of the products and their current sales trends, and does not believe these amounts to be impaired.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Property and Equipment

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

The estimated service lives used in determining depreciation and amortization are:

Description	Estimated Service Life

Office furniture and equipment	5 - 7 years
Leasehold improvements	4 years

Advertising and Marketing

Advertising and marketing costs are expensed as incurred, which totaled $141,701 and $24,883 for 2004 and 2003, respectively.

Shipping and handling costs

The Company includes shipping and handling costs in “Selling, general and administrative expenses” for purposes of income statement presentation. Shipping and handling costs were approximately $42,000 and $19,000, for the years ended December 31, 2004 and 2003, respectively.

Research and development costs

The costs associated with research and development activities are expense as incurred. Total research and development costs were approximately $43,000 and $51,000, for the years ended December 31, 2004 and 2003, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include providing for doubtful accounts receivable, reserves for obsolete inventories, depreciation of property and equipment and amortization of intangible assets. Actual results could differ from those estimates and the impact of those differences on gross profit and results of operations could be material.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

Per Share Information

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock. Potential dilutive securities (stock warrants, stock options) have not been considered since the Company reported a net loss and, accordingly, their effects would be antidilutive.

Financial Instruments

The Company’s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts approximate fair value because of the short-term nature of these items.

Stock based compensation

Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations require that compensation expense be recorded on the date of the grant of stock options and warrants only if the current market price of the underlying stock exceeded the exercise price. Alternatively, Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1996 and future years as if the fair-valued-based method defined in SFAS No. 123 had been applied. However, under the provisions of SFAS 123, stock options and warrants granted to service providers are required to be recorded as expense over the service period at the fair value of the service received or the fair value of the instrument, whichever is more identifiable. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the proforma disclosure provisions of SFAS No. 123 for stock options granted to employees.

In addition, the Company has adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation, which became effective July 1, 2000. FIN 44 clarifies the application of APB 25 for certain issues. Among other issues, this interpretation clarifies the definition of an employee for purposes of applying APB 25, the criteria for qualification of a plan as compensatory, the consequences of modifications to the terms of a plan, and the treatment of stock compensation issued to service providers who are not employees. Certain modifications made to existing grants of options and warrants require a remeasurement of their fair value and potential expense to be recognized by the Company.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions were effective for years ending after December 15, 2002. The interim disclosure provisions were effective financial reports containing financial statements for interim periods beginning after December 15, 2002. The transition rules of this standard are not applicable since the Company continues to account for stock-based compensation under the guidance of APB Opinion 25. The other requirements of this standard have been adopted by the Company for periods beginning January 1, 2003. Disclosures required by this statement are in Note 7.

The Company recognizes and measures compensation costs related to the Employee Plan utilizing the intrinsic value based method. Accordingly, no compensation cost has been recorded. Had compensation expense been determined on the fair value of awards granted, net loss and loss per share would have been as follows:

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

	2004		2003
	As Reported	Pro forma	As Reported	Pro forma
Net loss	$(1,136,783)	$(1,213,754)	$(1,185,992)	$(1,188,394)
Loss per share	$(.05)	$(.06)	$(.07)	$(.07)

The fair value of all options and warrants are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate of 4.10 - 4.22% for 2004 and 3.92% for 2003, expected life of 1 - 10 years; expected volatility of 208% for 2004 and 128% for 2003; dividend yield of 0%; and an exercise price of $.0.16 for 2004 and an exercise price of $0.30 for 2003. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, which may be received by the holders.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that "…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current-period charges…" This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123, "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB No. 25, "Accounting for Stock Issued to Employees." This Statement will require the Company to recognize compensation costs related to stock-based payment transactions (i.e. granting of stock options and warrants) in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. This new standard will be effective for awards that are granted, modified or settled in cash in interim and annual financial periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. This standard will be adopted during the third quarter of 2005; however, management has not yet determined what impact this statement will have on the Company's financial position or results of operations.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, "Exchanges of Non-monetary Assets an amendment of APB No. 29." This Statement amends APB Opinion No. 29, "Accounting for Non-monetary Transactions" to clarify the accounting for non-monetary exchanges of similar productive assets and replaces it with a general exception from fair value accounting for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the Company are expected to change significantly as a result of the exchange. This Statement will be applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management does not believe adoption of this Statement will have a material impact on the Company's financial position or results of operations.

1.	INVENTORY

Inventory is made up of the following as of December 31, 2004:

Finished goods	$132,344
Raw materials	219,764
$352,108

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

2.	PATENT

On November 2, 1998, the Company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $150,000 and 1,625,000 shares of common stock of the Company to be issued and delivered to BioGenesis Enterprises, Inc. 750,000 shares were issued as a down payment for the patent rights on January 14, 1999. On February, 2, 1999, $150,000 in cash was paid, and in December, 1999, we issued 875,000 shares in full satisfaction of any further amounts due. The estimated aggregate amortization expense of patent rights for each of the five succeeding years is $158,333 per year. Amortization expense was $158,333 for the years ended December 31, 2004 and 2003.

3.	LICENSES

Licenses for exclusive marketing rights to various products have been acquired for fees totaling $175,720 from related parties. The prices paid were demanded by the seller. The Company is the manufacturer/supplier of the products. The estimated aggregate amortization expense of licenses for each of the five succeeding years is $11,680 per year. The weighted-average amortization period for licenses is 15 years. Amortization expense was $11,680 for the years ended December 31, 2004 and 2003.

4.	ACCRUED EXPENSES

Accrued expenses are made up of the following as of December 31, 2004:

Commissions	$14,664
Salaries	12,756
Taxes	2,378
Other	8,247
$38,045

5.	INCOME TAXES

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

The deferred tax assets include the following components

Deferred tax assets:
Current	$58,710
Noncurrent	2,419,880
Valuation allowance	(2,471,040)
Deferred tax assets, net	7,550

Deferred tax liabilities:
Current	-
Noncurrent	7,550
7,550
$-

The valuation allowance was established to reduce the deferred tax asset for the amounts that more likely than not will not be realized. This reduction is primarily necessary due to the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards. The valuation allowance increased $397,665 and $402,355 in 2004 and 2003, respectively. The Company has a net operating loss carryforwards of approximately $7,110,000 of which $605,000 expires in 2018, $882,000 expires in 2019, $1,200,000 expires in 2020, $819,000 expires in 2021, $1,240,000 expires in 2022 and $1,190,000 expires in 2023, and $1,174,000 expires in 2024.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

6.	COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under various operating leases for equipment, and office and warehouse space. Management expects that, in the normal course of business, leases that expire will be renewed by other leases; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for the year ending December 31, 2004. Rent expense for all operating leases was approximately $47,432 and $67,283 for 2004 and 2003, respectively, which includes related party rent expense of $2,452 and $2,217, respectively.

At December 31, 2004, approximate rental commitments under all noncancellable leases having terms in excess of one year are as follows:

Year Ending December 31,	Total
2005	$9,620
2006	2,585
2007	-
2008	-
Total minimum lease payments	$12,205

The Company’s office lease requires the Company to maintain $250,000 in general liability insurance among other requirements or the landlord has the option to (a) terminate the Company’s right to occupy the leased premises by providing the Company with at least 3 days written notice; and (b) accelerate all rents which are payable during the remainder of this lease or any renewal period without notice or demand. As of December 31, 2004, the Company does not maintain general liability insurance. Management is in the process of obtaining general liability insurance to satisfy this requirement. The Company’s landlord has provided a written notice indicating that they will not terminate the Company’s right to occupy the leased premises and will not accelerate all rents payable during the remainder of the lease without notice or demand, provided that the Company will provide a copy of the new insurance certificate once coverage is obtained.

Gain Contingency

In November, 2002, the Company won a default judgment against Proformance Marketing, LLC (Proformance), a related party, for $204,189. This settlement was a result of the loss of the Company’s inventory that was in the possession of Proformance as well as for the collection of two delinquent receivables from Proformance. This inventory was expensed by the Company in 2002 and the corresponding receivables due from Proformance have been allowed for as of December 31, 2004 and 2003. This default judgment balance due of $204,189 is not reflected in the Company’s balance sheet as there is doubt as to the collectibility of this balance. As a result, any funds received from Proformance will be recorded as income, net of collection costs, as received.

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. These lawsuits are in various stages and a determination as to the outcome of these lawsuits and their effect on the financial statements is not determinable. The Company intends to vigorously defend its positions in regards to these lawsuits. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

7.	COMMON STOCK

Lady Burd® stock rescission

During 2002, the Company issued 500,000 shares of stock at $0.45 per share with the intention to purchase the rights to patents from Lady Burd®. Also included in this exchange were a non-refundable deposit of $25,000 in late 2001 and a payment of $25,000 in early 2002. As part of this transaction, the Company recorded a prepaid royalty asset of $200,000, a patent of $550,000 and an initial liability of $525,000 due to Lady Burd® ($50,000 was paid through December 31, 2002).

Late in 2002, the Company was made aware that Lady Burd® did not have the patents on the products that it represented to the Company. Also at this time, Lady Burd® notified the Company that it did not have an agreement with the Company and it has no obligation to complete this transaction.

Lady Burd commenced litigation against the Company in New York, and the Company commenced litigation against Lady Burd in Longview, Texas. The two suits are being settled with the Company obtaining ownership of the formula (not patented) for a purchase price of 500,000 shares of stock and $62,000 instead of 500,000 shares of stock and $350,000. $50,000 of the $62,000 has been paid.

Private placement

During the first quarter of 2004, 640,000 shares of common stock were sold in a private placement at $.20 per share. During the second quarter of 2004, 681,250 shares of common stock were sold in a private placement at $.20 per share, and 1,000,000 shares of common stock were sold at $.50 per share in a private placement. As noted below, warrants to acquire additional shares were issued along with the shares under the private placements.

Warrants

During 2004 and 2003, the Company issued warrants to acquire 1,354,000 and 802,000 shares of common stock, respectively, for $0.25 per share through June 11, 2004, in connection with private placement offerings. During 2004, the expiration date of these warrants was extended to August and October 2004. The business purpose for extending the warrants was to make it more likely they would be exercised, as the warrants were not “in the money” at the time of the extension. There is no additional expense related to the extension of the expiration date, as the warrants were issued in connection with private placement offerings. During 2004, 2,097,000 of these warrants were exercised and 1,333,500 expired. As of December 31, 2004, 180,000 warrants were still outstanding.

During 2004, the Company issued warrants to acquire 1,321,250 shares of common stock for $0.50 per share through January 31, 2005, in connection with private placement offerings. During 2005, the expiration date of these warrants was extended to May 27, 2005. The business purpose for extending the warrants was to make it more likely they would be exercised, as the warrants were not “in the money” at the time of the extension. There is no additional expense related to the extension of the expiration date as the warrants were issued in connection with private placement offerings. During 2004, 460,000 of these warrants were exercised. As of December 31, 2004, 861,250 warrants were still outstanding.

During 2004, the Company issued warrants to acquire 1,000,000 shares of common stock for $1.00 per share through May 7, 2005, in connection with private placement offerings. During March 2005, the expiration date of these warrants was extended to May 27, 2005. The business purpose for extending the warrants was to make it more likely they would be exercised, as the warrants were not “in the money” at the time of the extension. There is no additional expense related to the extension of the expiration date as the warrants were issued in connection with private placement offerings. During 2004, none of these warrants were exercised. As of December 31, 2004, all of these warrants were still outstanding.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

Common Stock Options

The sole director and stockholders approved the 1998 Stock Option Plan (the “Plan”) of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company to have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

The following schedule summarizes the changes in the Plan for the five years ended December 31, 2004:

		Option Price
	Number of		Total Option
	Shares	Per Share	Price
Outstanding at December 31, 1998	-	$-	$-
For the year ended December 31, 1999:
Granted	350,000	1.00	350,000
Exercised	-	-

Outstanding at December 31, 1999	350,000	$1.00	$350,000
For the year ended December 31, 2000:
Granted	-	-	-
Exercised	-	-	-
Expired	(85,000)	(1.00)	(85,000)
Outstanding at December 31, 2000	265,000	$1.00	$265,000
(127,500 exercisable)
For the year ended December 31, 2001:
Granted	-	-	-
Exercised	-	-	-
Expired	(66,250)	(1.00)	(66,250)
Outstanding at December 31, 2001	198,750	$1.00	$198,750
(95,000 exercisable)
For the year ended December 31, 2002:
Granted	280,000	0.30	84,000
Exercise price reduction	-	(0.70)	(129,500)
Exercised	-	-	-
Expired	(13,750)	(1.00)	(13,750)
Outstanding at December 31, 2002	465,000	0.30	139,500
(465,000 exercisable)
For the year ended December 31, 2003:
Granted	10,000	0.30	3,000
Exercised	-	-	-
Expired	(80,000)	(0.30)	(24,000)
Outstanding at December 31, 2003	395,000	$0.30	$118,500
(395,000 exercisable)

For the year ended December 31, 2004:
Granted	5,000	0.16	800
Exercised	-	-	-
Expired	(2,500)	(0.16)	(400)

Outstanding at December 31, 2004	397,500	$0.30	$118,900
(395,000 exercisable)

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

During 2004, the board of directors approved the 2004 Stock Option Plan (the “Plan”) of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company to have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 1,000,000.

The following schedule summarizes the changes in the Plan for the year ended December 31, 2004:

For the year ended December 31, 2004:
Granted	480,000	$0.16	$76,800
Exercised	-	-	-
Expired	-	-	-
Outstanding at December 31, 2004 (480,000 exercisable)	480,000	$0.16	$76,800

During 2002, the Company reduced the exercise price for all stock options from $1.00 per share to $0.30 per share.

During 2001, the Company issued options outside the Plan to purchase 250,000 shares of common stock at $0.50 to a strategic alliance partner. During 2004, the Company reduced the exercise price to $0.40 and extended the expiration of these options to June 30, 2005. During January 2005, the expiration date of these options was extended to February 12, 2006. These stock options are exercisable as of December 31, 2004.

According to SFAS 123, Accounting for Stock-Based Compensation, additional expense is to be recognized if the modification of the terms causes the new award to be more valuable than the original award. The Company determined that no additional expense is to be recognized as the value of the new awards is less than the value of the original award.

During 2001, the Company issued options outside the Plan to purchase 150,000 shares of common stock at $0.40 to a marketing partner. These stock options expired in 2002.

During 2004, the Company issued options to purchase 188,584 shares of common stock at $0.16 per share to a consultant offering investment and marketing advice. As of December 31, 2004, 141,438 of these options were exercisable. The remaining 47,146 options will be exercisable as of March 9, 2005. These stock options expire as follows: 47,146 options expire June 9, 2009; 47,146 options expire September 9, 2009; 47,146 options expire December 9, 2009; 47,146 options expire March 9, 2010. As of December 31, 2004, 94,294 of these options had been exercised, but had not been issued as of December 31, 2004. For the year ended December 31, 2004, $30,901 has been recognized in expense in connection with services provided under this option contract.

During 2004, the Company issued options to purchase 100,000 shares of common stock at $0.16 per share to a consultant offering marketing consulting services. As of December 31, 2004, all of these options had been exercised. For the year ended December 31, 2004, $22,225 has been recognized in expense in connection with services provided under this option contract.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

Common Stock Issued for Services Rendered

During 2004, the Company issued 210,000 shares of stock ranging from $0.16 to $0.74 per share to officers of the Company for services rendered. During 2003, the Company issued 210,000 shares of stock ranging from $0.18 to $0.28 per share to officers of the Company for services rendered

During 2004, the Company issued 11,900 and 50,000 shares at $0.45 per share respectively, for services rendered by outside companies. During 2003, the Company issued 44,000 and 6,000 shares at $0.30 and $0.33 per share respectively, for services rendered by outside companies.

During 2003, the Company issued 360,000 shares of stock at $0.32 per share for licenses.

8.	RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties:

The Company and another business with common shareholders share office space and the related expenses.

Sales totaling $851 and $8,823 were made to related parties in 2004 and 2003, respectively.

At December 31, 2004, accounts receivables from related parties totaled $154,037 all of which was reserved for at December 31, 2004. The related parties, the amounts owed by each to the Company, and the nature of the transactions giving rise to the accounts receivable are as follows:

Ex-employee - $54,568 -	charged by the Company with embezzlement. Judgment obtained and judgment settled for $52,000 paid in April 2005.

Summit Environmental Europe - $7,383 -	the Company’s former marketing representative in Europe received fire suppressant product but never paid for it.

Proformance Marketing - $31,517 -	this former marketing representative received fire suppressant product but never paid for it.

FlameOut International - $60,569 -	this former marketing representative received fire suppressant product but never paid for it.

Notes receivable from a related party totaled $20,496, all of which was reserved for at December 31, 2004.

The Company has a royalty payable to a related party with a balance of $9,328 as of December 31, 2004. This balance is included in accounts payable on the balance sheet.

The Company acquired a patent from BioGenesis Enterprises, Inc. (BioGenesis) on November 2, 1998 (see Note 2), pursuant to which advanced royalty fees totaling $500,000 were paid. The purchase agreement requires the Company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7%) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The Company has prepaid royalties to BioGenesis totaling $490,095as of December 31, 2004. Included in accounts payable is $15,573 due to BioGenesis at December 31, 2004, for goods received and royalties due. We credited against the advance royalties $0 in 2003 and $9,905 in 2004. The product certification process that the Company was subjected to took 5-1/2 years to complete before it was allowed to begin test marketing, which first occurred in 2004. In 2005 QVC started regular monthly programming, and the Company has since received indications of intended purchase orders from retailers for 3rd and 4th quarter shipments in excess of $1,000,000.

Summit Environmental Corporation, Inc.

NOTES TO FINANCIAL STATEMENTS

During 1998, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $60,000 for such license.

During 2003, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $115,200 for such license.

9.	CONCENTRATIONS

Approximately 50% and 18% of sales were made to two customers, respectively in 2004 and 35% of sales were made to two customers in 2003, respectively. These customers were different for each year presented. Accounts receivable from the two customers was $16,589 and from the two customers $11,366 in 2004 and 2003, respectively.

10.	FINANCIAL RESULTS AND LIQUIDITY

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred net losses of $1,136,783 and $1,185,992 for the years ended December 31, 2004 and 2003, respectively, and has incurred losses of $7,216,663 since inception. The Company also has negative cash flows from operations of $942,867 and $514,786 for the years ended December 31, 2004 and 2003, respectively, and has used cash in operations of $6,208,075 since inception. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Despite its negative cash flow, the Company has been able to secure financing to support its operations to date. Going forward, additional cash will be needed to implement the proposed business plan and to fund losses until the Company becomes profitable. Where there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard. Management is exploring alternatives that include seeking strategic investors and implementing cost reduction programs. There can be no assurance that management’s efforts in this regard will be successful. The Company believes that the capital raised in fiscal 2004 and 2005 will be sufficient to support the Company’s liquidity requirements through December 31, 2005, depending on operating results. Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development, a business plan that if successfully funded and executed as part of the financial restructuring, can significantly improve operating results.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
CONDENSED BALANCE SHEETS

	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)
Assets
Current Assets
Cash and Cash Equivalents	$551,369	$460,257
Accounts Receivable, less allowance for doubtful
accounts of $172,678	270,059	63,479
Inventory	695,536	352,108
Prepaid Expenses	154,082	157,409
Total Current Assets	1,671,046	1,033,253

Property and Equipment at Cost
Property and Equipment	86,318	80,636
Leasehold Improvements	13,877	13,877
Accumulated Depreciation and Amortization	(63,181)	(54,406)
Net Property and Equipment	37,014	40,107

Other Assets
Prepaid Royalties	464,303	490,095
Deposits	2,180	2,180
Patents - net of accumulated amortization
of $1,086,709 and $969,800	1,288,291	1,405,200
Licenses - net of accumulated amortization
of $50,130 and $41,440	125,590	134,280
Total Other Assets	1,880,364	2,031,755

Total Assets	$3,588,424	$3,105,115

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$376,487	$141,130
Notes Payable	200,900
Accrued Liabilities	47,631	38,045
Total Current Liabilities	625,018	179,175

Stockholders' Equity
Preferred stock, par value $.001; 10,000,000
shares authorized, no shares issued
Common stock, par value $.001; 40,000,000
shares authorized, 24,453,003 and 23,219,344 shares issued	24,454	23,220
Additional Paid in Capital	10,701,435	10,144,383
Accumulated Deficit	(7,737,483)	(7,216,663)
Treasury Stock - 10,000 shares	(25,000)	(25,000)
Total Stockholders' Equity	2,963,406	2,925,940

Total Liabilities and Stockholders' Equity	$3,588,424	$3,105,115

The accompanying notes are an integral part of this financial statement

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004

Sales	$695,244	$24,226
Returns and Allowances	(1,549)	-
Net Sales	693,695	24,226

Cost of Sales
Cost of sales	325,377	13,762

Gross Profit	368,318	10,464

Operating Expenses
Selling, general, and administrative expenses	351,317	248,397
Amortization	42,512	40,584
Depreciation	3,031	2,805
Total operating expense	396,860	291,786

Net Earnings (Loss) from Operations	(28,542)	(281,322)

Other Income (Expense)
Interest income	826	2,080
Interest expense	(3,839)	(484)
Royalty income		574
Gain/Loss on Sale of Asset	-	-
Miscellaneous	(10,041)	(587)
Total other income (expense)	(13,054)	1,583

Net Loss	$(41,596)	$(279,739)

Net Earnings (Loss) per Share	$(0.00)	$(0.01)

Weighted Average Shares	24,109,395	20,628,982

The accompanying notes are an integral part of these financial statements.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004

Sales	$1,050,600	$163,713
Returns and Allowances	(1,855)	-
Net Sales	1,048,745	163,713

Cost of Sales
Cost of sales	522,122	80,130

Gross Profit	526,623	83,583

Operating Expenses
Selling, general, and administrative expenses	895,169	681,100
Amortization	125,599	121,752
Depreciation	8,775	8,499
Total operating expense	1,029,543	811,351

Net Earnings (Loss) from Operations	(502,920)	(727,768)

Other Income (Expense)
Interest income	2,946	2,637
Interest expense	(7,281)	(1,636)
Royalty income		574
Gain/Loss on Sale of Asset	-	-
Miscellaneous	(13,566)	(2,841)
Total other income (expense)	(17,900)	(1,266)

Net Loss	$(520,820)	$(729,034)

Net Earnings (Loss) per Share	$(0.02)	$(0.04)

Weighted Average Shares	23,574,094	19,193,841

The accompanying notes are an integral part of these financial statements.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2005	2004

Cash Flows from Operating Activities
Net loss	$(520,820)	$(729,034)
Adjustments to reconcile net earnings (loss) to cash
used in operating activities
Amortization	125,599	121,752
Bad debt expense
Provision for inventory losses
Cumulative effect of change in accounting principle	-	-
Depreciation	8,775	8,499
Gain (loss) on sale of assets	-	-
Recission of Lady Burd asset purchase agreement	-	-
Common stock and options issued for services	2,460	89,705
Change in assets and liabilities
Accounts receivable	(206,580)	(12,837)
Inventory	(343,428)	(58,291)
Prepaid expenses and deposits	29,119	(39,626)
Accounts payable	235,357	(70,918)
Accrued liabilities	9,586	(11,224)
Net cash used in operating activities	(659,932)	(701,974)

Cash Flows from Investing Activities
Acquisition of property and equipment	(5,682)	(20,387)
Organization costs	-	-
Acquisition of licenses/patents		-
Proceeds from sale of equipment	-	-
Net cash used in investing activities	(5,682)	(20,387)

Cash Flows from Financing Activities
Loan proceeds	210,500
Loan principal repayments	(9,600)	(39,500)
Loan principal repayments - related party	-	-
Proceeds from sale of stock	555,826	1,332,750
Net cash provided by financing activities	756,726	1,293,250

Net Increase (Decrease) in Cash	91,112	570,889

Cash - Beginning of Period	460,257	114,054

Cash - End of Period	$551,369	$684,943

The accompanying notes are an integral part of these financial statements.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)
The balance sheet of Summit Environmental Corporation, Inc., the “company”, at December 31, 2004 has been taken from the company’s audited financial statements at that date. The balance sheet at September 30, 2005, the statement of operations for the three months and nine months ended September 30, 2005, and the statement of cash flows for the nine months ended September 30, 2005 have been prepared by the company without audit. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements contain such adjustments as management feels are necessary to present fairly, in all material aspects, the financial position and results of operation of the company. Operating results for the three months and nine months ended September 30, 2005 are not necessarily indicative of the results, which may be expected for the fiscal year ended December 31, 2005. The interim financial statements should be read in conjunction with the audited financial statements of the company for the year ended December 31, 2004.

1.	SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Summit Environmental Corporation, Inc. (the “company”) was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the “merger”) with Summit Technologies, Inc., a Texas corporation. The company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

The company markets fire suppression materials, environmentally safe cleaning chemicals, and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include “infomercials” and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

Revenue Recognition

The Company follows the provisions of SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition" which was issued in December 2003, and recognizes revenues when its products are shipped to customers (terms are FOB shipping point), at which time evidence of a completed transaction and customer acceptance exists and when title passes. Appropriate provisions for estimated returns of product and other allowances have been made in the accompanying financial statements. SAB No. 104 codified, revised and rescinded certain sections of Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", in order to make this interpretive guidance consistent with current authoritative accounting guidance and SEC rules and regulations.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

Revenues earned under royalty agreements are recognized when the respective products are sold and the royalty amounts attributable to the Company have been determined.

The Company provides a reserve for sales returns and allowances in the same period as the related revenues are recognized, based on individual circumstances and historical experience.

Cash and Cash Equivalents

The company maintains cash balances at financial institutions located in Longview, Texas, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical write-offs, level of past due accounts and relationships with and economic status of the customers. There were no uncollectible receivable balances written off, and no bad debt provisions recognized for the periods ended September 30, 2005 and 2004, respectively.

Inventory

Inventories, which consists of raw materials and products held for resale, are recorded at the lower of cost or market, with cost being determined by the first-in, first-out method. At September 30, 2005, fire suppression inventory was $638,010. Pannache inventory was $15,394, and consigned inventory was $42,133.

The Company periodically reviews inventory to determine which products, if any, are no longer marketable. The Company establishes a reserve for obsolete inventory to reduce its cost to management’s estimate of its net realizable value based on forecasts of sales for ensuing years and other factors.

Intangible Assets

Patents and licenses costs are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patents and licenses. The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective for periods beginning January 1, 2002, and thereafter. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Specifically, the statement addresses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition, as well as how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The statement requires intangible assets to be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable and that a loss shall be recognized if the carrying amount of an intangible exceeds its fair value. Even though no event or change in circumstances has occurred as of September 30, 2005, the Company has tested its intangible assets, including prepaid royalties, for impairment, basing its assessment on its knowledge of the development history of the products and their current sales trends, and does not believe these amounts to be impaired.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Property and Equipment

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

The estimated service lives used in determining depreciation and amortization are:

Description	Estimated Service Life

Office furniture and equipment	5-7 years
Leasehold improvements	4 years

Advertising and Marketing

Advertising and marketing costs are expensed as incurred, which totaled $54,776, $97,311, $17,045 and $37,317 for the three and nine months ended September 30, 2005 and 2004, respectively.

Shipping and handling costs

The Company includes shipping and handling costs in “Selling, general and administrative expenses” for purposes of income statement presentation. Shipping and handling costs were approximately $16,683, $30,103, $17,454 and $34,710 for the three and nine months ended September 30, 2005 and 2004, respectively.

Research and development costs

The costs associated with research and development activities are expensed as incurred. Total research and development costs were approximately $816, $28,927, $410 and $23,040 for the three and nine months ended September, 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include providing for doubtful accounts receivable, reserves for obsolete inventories, depreciation of property and equipment and amortization of intangible assets. Actual results could differ from those estimates and the impact of those differences on gross profit and results of operations could be material.

Per Share Information

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock. Potential dilutive securities (stock warrants, stock options) have not been considered since the Company reported a net loss and, according, their effect would be antidilutive.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

2.	PATENT

On November 2, 1998, the company purchased via issuance of common stock and a note payable, patent rights and intellectual property rights to various fire suppression products for a purchase price of $2,375,000. This purchase required initial cash payments of $150,000 and 1,625,000 shares of common stock of the company to be issued and delivered to BioGenesis Enterprises, Inc. 750,000 shares were issued as a down payment for the patent rights on January 14, 1999. On February, 2, 1999, $150,000 in cash was paid, and in December, 1999, we issued 875,000 shares in full satisfaction of any further amounts due. The estimated aggregate amortization expense of patent rights for each of the five succeeding years is $158,333 per year. Amortization expense was $39,583 for the three month periods ended September 30, 2005 and 2004 and $116,962 for the nine month periods ended September 30, 2005 and 2004.

3.	LICENSES

Licenses for exclusive marketing rights to various products have been acquired for fees totaling $175,200 from related parties. The prices paid were demanded by the seller. The company is the manufacturer/supplier of the products. The estimated aggregate amortization expense of licenses for each of the five succeeding years is $11,680 per year. The weighted-average amortization period for licenses is 15 years. Amortization expense was $2,920 for the three month periods ended September 30, 2005 and 2004 and $8,760 for the nine month periods ended September 30, 2005 and 2004.

Worldwide exclusive marketing rights to BioRemediation Technology developed by Mohsen C. Amiran, Ph.D. were acquired for stock in the amount of 360,000 shares and warrants for 180,000 shares of stock exercisable at $1.00 per share during the first quarter of 2003.

4.	LEASES

The company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Rent expense for all operating leases was $20,439, $48,591, $11,112 and $36,334 for the three and nine months ended September 30, 2005 and 2004, respectively. We renewed our lease for office space for one year. The lease payment remained unchanged at $1,700 per month. We continue to maintain warehouse space on a month to month basis at $1,300 per month.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

4A.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. These lawsuits are in various stages and a determination as to the outcome of these lawsuits and their effect on the financial statements is not determinable. The Company intends to vigorously defend its positions in regards to these lawsuits. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s results of operations and cash flows.

5.	COMMON STOCK

Private Placement

On May 25, 2005, the Board of Directors authorized the sale of 1,000,000 shares of common stock in a private placement at $0.40 per share to accredited investors. Each unit of stock consists of one share of common stock plus one purchase warrant. The initial term for the warrants is six months. During the third quarter of 2005, 477,500 shares were sold for $0.40 per share. 227,500 shares had not been issued as of September 30, 2005.

Common Stock Options

The sole director and stockholders approved the 1998 Stock Option Plan (the “Plan”) of the company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the company or directors of the company or consultants to the company will have the option of subscribing to common shares of the company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

In February 2004, the board of directors adopted the 2004 Stock Option Plan (the “2004 Plan”). The number of shares subject to the 2004 Plan is 1,000,000.

At September 30, 2005, there were 385,000 options to purchase shares of common stock outstanding pursuant to the Plan and 480,000 options to purchase shares of common stock outstanding pursuant to the 2004 Plan.

Warrants

There were 1,861,250 warrants outstanding at September 30, 2005, exercisable at $0.50 per share through August 26, 2006. There were 180,000 warrants outstanding at September 30, 2005, exercisable at $0.25 per share with no expiration date.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

6.	RELATED PARTY TRANSACTIONS

The following transactions occurred between the company and related parties:

The company and another business with common shareholders share office space and the related expenses.

At September 30, 2005, accounts receivables from related parties totaled $154,037 all of which was reserved for at September 30, 2005. The related parties, the amounts owed by each to the Company, and the nature of the transactions giving rise to the accounts receivable are as follows:

Ex-employee-$54,568-	charged by the Company with embezzlement. Judgment obtained and judgment settled for $52,000 paid in April 2005.

Summit Environmental Europe - $7,383 -	the Company’s former marketing representative in Europe received fire suppressant product but never paid for it.

Proformance Marketing - $31,517 -	this former marketing representative received fire suppressant product but never paid for it.

FlameOut International - $60,569 -	this former marketing representative received fire suppressant product but never paid for it.

Notes receivable from a related party totaled $20,496, all of which was reserved for at September 30, 2005.

The Company has a royalty payable to a related party with a balance of $15,587 as of September 30, 2005. This balance is included in accounts payable on the balance sheet.

The Company acquired a patent from BioGenesis Enterprises, Inc. (BioGenesis) on November 2, 1998 (see Note 2), pursuant to which advanced royalty fees totaling $500,000 were paid. The purchase agreement requires the Company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7%) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The Company has prepaid royalties to BioGenesis totaling $464,303 as of September 30, 2004. Included in accounts payable is $12,110 due to BioGenesis at September 30, 2005, for goods received and royalties due. We credited against the advance royalties $12,110 in the third quarter, 2005. The product certification process that the Company was subjected to took 5-1/2 years to complete before it was allowed to begin test marketing, which first occurred in 2004. In 2005 QVC started regular monthly programming, and the Company has since received indications of intended purchase orders from retailers for 4th quarter shipments in excess of $1,000,000.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

During 1998, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $60,000 for such license.

During 2003, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $115,200 for such license.

7.	CONCENTRATIONS

Approximately 89 percent of the sales in the third quarter of 2005 were made to four customers and 63 percent of the sales in the third quarter of 2004 were made to two customers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On November 22, 2004 Summit Environmental Corporation, Inc. (“Summit”) received a letter, dated November 18, 2004, from Lane Gorman Trubitt, L.L.P. of Dallas, Texas, the principal independent registered public accountants of Summit, in which the accountants resigned. Lane Gorman Trubitt, L.L.P. had been engaged as Summit’s principal independent registered public accountants since December 17, 1998, when it replaced Hogan & Slovacek of Oklahoma City, Oklahoma as Summit’s principal independent registered public accountants. See Summit’s Form 8-K filed with the Commission on December 18, 1998 (Commission File No. 333-48659).

The reports of Lane Gorman Trubitt, L.L.P. on the financial statements of Summit for its fiscal years ended December 31, 2002 and 2003 contained no adverse opinion or disclaimer of opinion, and, other than raising substantial doubt about Summit’s ability to continue as a going concern for the fiscal year ended December 31, 2003, was not otherwise qualified or modified as to uncertainty, audit scope, or accounting principles during the period of its engagement (December 17, 1998) to November 18, 2004, the date of resignation.

During the past two years or interim periods prior to November 18, 2004, there were no disagreements between Summit and Lane Gorman Trubitt, L.L.P. whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Lane Gorman Trubitt, L.L.P., would have caused them to make reference to the subject matter of the disagreements in their reports on the financial statements.

Summit provided Lane Gorman Trubitt, L.L.P. with a copy of the disclosures it makes in its Form 8-K and requested Lane Gorman Trubitt to furnish a letter addressed to the Commission stating whether it agreed with the statements made therein and, if not, stating the respects in which it did not agree. Such a letter was filed as Exhibit 16.1 to said Form 8-K on November 24, 2004.

On December 28, 2004. the board of directors of Summit Environmental Corporation, Inc. (“Summit”) engaged Philip Vogel & Co. PC, of Dallas, Texas as Summit’s principal independent registered public accountants to audit its financial statements. Summit did not consult the new accountant regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the issuer's financial statements.

REPORTS TO SECURITY HOLDERS

We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

LEGAL MATTERS

Thomas J. Kenan, Esq. of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer and sale of the shares offered herein.

PART II

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The general corporation law of Texas and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under “Indemnification.”

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering, other than brokers’ commissions, are as follows:

Estimated
Item	Amount
Registration fees	$373
Transfer agent’s fees	2,130
Printing	1,000
Legal	4,000
Accounting	2,000
EDGAR provider fees	4,000
$13,503

The Registrant will advance all the above expenses and send invoices to each selling security holder for his or its proportionate part of the expenses.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

During 2003, 2004 and through December 27, 2005 we sold shares of our common stock in offerings exempt from registration pursuant to Regulation D, Rule 506. Some of the offerings included stock purchase warrants with the purchased shares. The investors were provided with written disclosures about our company, including financial statements that complied with Item 310 of Regulation S-B. Sales were limited to accredited investors, and many of the investors were existing stockholders. Should any of the investors not have been accredited investors, we believe they would not exceed 35 in number during the three-year period. Sales were made only to persons having a relationship with our company or its directors. The sales were as follows:

Date	Investor’s Name or No. of Investors	No. of Shares Sold	Price Per Share	Consideration

2003
01-14	Chris Dellinges (1)	15,000	$0.24	Services as an officer of Summit
02-12	Mohsen Amiran (4)	360,000	$0.32	Remediation Technology License
04-09	Chris Dellinges (1)	15,000	$0.18	Services as an officer of Summit
04-22	Verrell Corp.	6,000	$0.33	Consulting services
05-12	Verrell Corp.	44,000	$0.30	Consulting services
06-18	10	530,000	$0.25	Cash for stock
	2	92,000	$0.25	Cash for exercise of warrants
07-08	Chris Dellinges (1)	15,000	$0.28	Services as an officer of Summit
10-02	Chris Dellinges (1)	15,000	$0.25	Services as an officer of Summit
12-11	Keith Parker (2)	90,000	$0.22	Services as an officer of Summit
	Paula Parker (3)	60,000	$0.22	Services as an officer of Summit
	Total for 2003	1,242,000
2004
01-06	10	1,030,000	$0.20	Cash for stock
	5	389,000	$0.25	Cash for exercise of warrants
01-15	Chris Dellinges (1)	15,000	$0.20	Services as an officer of Summit
01-21	Keith Parker (2)	7,500	$0.17	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.17	Services as an officer of Summit
02-10	Keith Parker (2)	7,500	$0.16	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.16	Services as an officer of Summit
03-05	Keith Parker (2)	7,500	$0.20	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.20	Services as an officer of Summit
04-01	Alan Handly	11,900	$0.45	Consulting services
	Verrell Corp	50,000	$0.45	Consulting services
04-16	Keith Parker (2)	7,500	$0.69	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.69	Services as an officer of Summit
04-20	Chris Dellinges (1)	15,000	$0.74	Services as an officer of Summit
	13	940,000	$0.20	Cash for stock
05-06	Kent Fernandez	40,000	$0.25	Cash for exercise of warrants
06-17	Keith Parker (2)	7,500	$0.35	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.35	Services as an officer of Summit
	5	290,000	$0.20	Cash for stock
07-13	Chris Dellinges (1)	15,000	$0.53	Services as an officer of Summit
08-04	Doug Cox	700,000	$0.50	Cash for purchase of stock
	Don Jordan	300,000	$0.50	Cash for purchase of stock
08-17	Keith Parker (2)	22,500	$0.48	Services as an officer of Summit
	Paula Parker (3)	15,000	$0.48	Services as an officer of Summit
09-07	Donald K. Adair	25,000	$0.20	Cash for stock
09-20	Keith Parker (2)	7,500	$0.45	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.45	Services as an officer of Summit
10-11	3	150,000	$0.20	Cash for stock
10-21	Chris Dellinges (1)	15,000	$0.34	Services as an officer of Summit
10-25	Keith Parker (2)	7,500	$0.31	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.31	Services as an officer of Summit
12-02	Keith Parker (2)	7,500	$0.31	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.31	Services as an officer of Summit
12-17	Ginny Ragland	6,250	$0.20	Cash for stock,
12-23	Keith Parker (2)	7,500	$0.27	Services as an officer of Summit
	Paula Parker (3)	5,000	$0.27	Services as an officer of Summit
	Total for 2004	4,142,150

Date	Person	No. of Shares	Price Per Share	Type of Consideration
2005
01-12-05	Chris Dellinges	15,000	$0.26	Services as Chief Financial Officer
01-27-05	Keith Parker	7,500	$0.25	Services as Chief Executive Officer
01-27-05	Paula Parker	5,000	$0.25	Services as Vice President
03-16-05	Keith Parker	7,500	$0.24	Services as Chief Executive Officer
03-16-05	Paula Parker	5,000	$0.24	Services as Vice President
04-25-05	Chris Dellinges	15,000	$0.25	Services as Chief Financial Officer
04-29-05	Keith Parker	15,000	$0.25	Services as Chief Executive Officer
04-29-05	Paula Parker	10,000	$0.25	Services as Vice President
06-30-05	Keith Parker	22,500	$0.40	Services as Chief Executive Officer
06-30-05	Paula Parker	15,000	$0.40	Services as Vice President
06-30-05	Chris Dellinges	15,000	$0.40	Services as Chief Financial Officer
08-02-05	Gordon Lewis	250,000	$0.40	$100,000 cash purchase under private placement memorandum
08-02-05	Gordon Lewis	250,000	$0.40	$100,000 cash purchase under private placement memorandum
08-02-05	Howard Lehman	162,500	$0.40	$65,000 cash purchase under private placement memorandum
08-02-05	Darren Todfield	20,000	$0.40	$8,000 cash purchase under private placement memorandum
08-02-05	Major Bob Todfield	20,000	$0.40	$8,000 cash purchase under private placement memorandum
08-02-05	Ray Mooney	20,000	$0.40	$8,000 cash purchase under private placement memorandum
08-02-05	Gary Bishop	50,000	$0.40	$20,000 cash purchase under private placement memorandum
10-10-05	Alan Handley	40,000	$0.40	$16,000 cash purchase under private placement memorandum
10-10-05	John Williams	12,500	$0.40	$5,000 cash purchase under private placement memorandum
10-10-05	Daryl Williams	12,500	$0.40	$5,000 cash purchase under private placement memorandum
10-10-05	Don Jordan	125,000	$0.40	$50,000 cash purchase under private placement memorandum
10-10-05	Alan Handley	37,500	$0.40	$15,000 cash purchase under private placement memorandum
10-19-05	Rob Heggie	100,000	$1.20	Services as Consultant
10-19-05	Mohsen Amiran	240,000	$0.62	Purchase of Mold/Fungus Formula
08-17-05	Paul Kowalenko(5)	2,325	$0.43	Services as Director of Marketing
09-16-05	Paul Kowalenko(5)	1,299	$0.77	Services as Director of Marketing
10-17-05	Paul Kowalenko(5)	806	$1.24	Services as Director of Marketing
11-01-05	Chris Dellinges	15,000	$1.27	Services as Chief Financial Officer
11-01-05	Keith Parker	22,500	$1.27	Services as Chief Executive Officer
11-01-05	Paula Parker	15,000	$1.27	Services as Vice President
11-01-05	Claudio Gonzalez	50,000	$0.40	Purchase Option - Global Trade Market Choice
11-01-05	Gordon Lewis	4,000	$1.27	Services as Director of Engineering
12-02-05	Gordon Lewis	4,000	$1.26	Services as Director of Engineering
12-15-05	Gordon Lewis	4,000	$0.95	Services as Director of Engineering
12-27-05	Chris Dellinges	15,000	$0.87	Services as Chief Financial Officer
12-27-05	Keith Parker	22,500	$0.87	Services as Chief Executive Officer
12-27-05	Paula Parker	15,000	$0.87	Services as Vice President

	Total for 2005	1,643,930

(1)	Mr. Dellinges is Chief Financial Officer and a director of the company. He receives shares of stock each month instead of a cash salary.
(2)	Mr. Parker is CEO and a director of the company. He receives shares of stock in addition to a monthly cash salary. Paula Parker is his spouse.
(3)	Mrs. Parker is Vice President and a director of the company. She receives shares of stock in addition to a monthly cash salary. Keith Parker is her spouse.
(4)	Mr. Amiran is a director of the company.
(5)	Mr. Kowalenko’s shares were issued together in the third quarter in one certificate totaling 4,430 shares with an issuance date of 11-01-05.

Item 27. EXHIBITS

The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

2.1	-	Agreement of Merger of July 14, 1998, between Summit Environmental Corporation, Inc. and Summit Technologies, Inc.**

3.1	-	Articles of Incorporation of Summit Environmental Corporation, Inc.*

3.1.1	-	Amendment to Articles of Incorporation of Summit Environmental Corporation, Inc.**

3.2	-	Bylaws of Summit Environmental Corporation, Inc.*

5	-	Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1	-	1998 Stock Option Plan adopted by Summit Environmental Corporation, Inc.*

10.3	-	Limited Exclusive Marketing Bilateral Agreement Between Moonlighting Distribution Corporation-USA and Summit Technologies, Inc. (Poder Sexual, Ultimate Stressex and/or Poder 24)*

10.4	-
Limited Exclusive Marketing Bilateral Agreement among B. Keith Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting International, and Summit Technologies, Inc. (FireKare, FirePower 911™, Super Cold Fire, and Flame Out®)*

10.6	-	Exclusive Marketing Bilateral Agreement between Moonlighting Distribution Corporation-USA and Summit Technologies, Inc. (Trim-Away)**

10.7	-	November 2, 1998 Amendment to April 27, 1998 Letter of Intent between BioGenesis Enterprises, Inc. and Summit Technologies, Inc., and April 27, 1998 Letter of Intent.***

10.8	-	2004 Stock Option Plan adopted by Summit Environmental Corporation, Inc.+

10.9	-	Royalty Agreement between BioGenesis Enterprises, Inc. and Summit Environmental Corporation, Inc.+*

10.10	-	Amendment Six to Letter of Intent between BioGenesis Enterprises, Inc. and Summit Environmental Corporation, Inc. dated July 29, 1999+*

10.11	-	Letter dated December 1, 1999 from Thomas J. Kenan to BioGenesis outlining terms of acceptance and executed by BioGenesis Enterprises, Inc.+*

14	-	Code of Ethics for the Chief Executive Officer and Senior Financial Officers.*+

16.1	-
Letter of November 24, 2004 of Lane Gorman Trubitt, L.L.P. agreeing with the statements made in Form 8-K by Summit Environmental Corporation, Inc., concerning Summit’s change of principal independent accountants.++

23	-	Consent of Lane Gorman Trubitt, L.L.P. to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1	-	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

23.2	-	Consent of Philip Vogel & Co. PC to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2004, which is incorporated herein.

*	Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.

**	Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

***	Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.

+	Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.

++	Previously filed with Form 8-K November 22, 2004; Commission File No. 333-48659 incorporated herein.

*+	Previously filed with Form 10-KSB 12-31-04, Commission File No. 333-48675 incorporated herein.

+*	Previously filed with Amendment No. 2 to Form 10-KSB 12-31-04, Commission File No. 333-48675 incorporated herein.

Item 28. UNDERTAKINGS

Summit Environmental Corporation, Inc. will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Longview, state of Texas on December 30, 2005.

SUMMIT ENVIRONMENTAL CORPORATION, INC.

By:	/s/ B. Keith Parker
B. Keith Parker, Chief Executive Officer, and individually as a Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: December 30, 2005	By:	/s/ Chris Dellinges
Chris Dellinges, Chief Financial Officer and Principal Accounting Officer

Date: December 30, 2005	By:	/s/ Paula Parker
Paula Parker, Vice President, Secretary, and Director

Date: December 30, 2005	By:	/s/ Dean Haws
Dean Haws, Director

Date: December 30, 2005	By:	/s/ James J. Roach
James J. Roach, Director

Date: December 30, 2005	By:	/s/ Mohsen Amiran
Mohsen Amiran, Director

Date: December 30, 2005	By:	/s/ Thomas J. Kenan
Thomas J. Kenan, Director

Date: December 30, 2005	By:	/s/ Wilton Dennis Stripling
Wilton Dennis Stripling, Director

Date: December 30, 2005	By:	/s/ J. Don Jordan
J. Don Jordan, Director

PROSPECTUS DELIVERY OBLIGATION. All dealers or brokers that effect transactions in these securities for the selling security holders are required to deliver a Prospectus.

SUMMIT ENVIRONMENTAL CORPORATION, INC.
Commission File No. 333-122402

EXHIBIT INDEX
AMENDMENT NO. 1 TO FORM SB-2

The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

Exhibit	Item

2.1	-	Agreement of Merger of July 14, 1998, between Summit Environmental Corporation, Inc. and Summit Technologies, Inc.**

3.1	-	Articles of Incorporation of Summit Environmental Corporation, Inc.*

3.1.1	-	Amendment to Articles of Incorporation of Summit Environmental Corporation, Inc.**

3.2	-	Bylaws of Summit Environmental Corporation, Inc.*

5	-	Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1	-	1998 Stock Option Plan adopted by Summit Environmental Corporation, Inc.*

10.3	-	Limited Exclusive Marketing Bilateral Agreement Between Moonlighting Distribution Corporation-USA and Summit Technologies, Inc. (Poder Sexual, Ultimate Stressex and/or Poder 24)*

10.4	-
Limited Exclusive Marketing Bilateral Agreement among B. Keith Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting International, and Summit Technologies, Inc. (FireKare, FirePower 911™, Super Cold Fire, and Flame Out®)*

10.6	-	Exclusive Marketing Bilateral Agreement between Moonlighting Distribution Corporation-USA and Summit Technologies, Inc. (Trim-Away)**

10.7	-	November 2, 1998 Amendment to April 27, 1998 Letter of Intent between BioGenesis Enterprises, Inc. and Summit Technologies, Inc., and April 27, 1998 Letter of Intent.***

10.8	-	2004 Stock Option Plan adopted by Summit Environmental Corporation, Inc.+

10.9	-	Royalty Agreement between BioGenesis Enterprises, Inc. and Summit Environmental Corporation, Inc.+*

10.10	-	Amendment Six to Letter of Intent between BioGenesis Enterprises, Inc. and Summit Environmental Corporation, Inc. dated July 29, 1999+*

10.11	-	Letter dated December 1, 1999 from Thomas J. Kenan to BioGenesis outlining terms of acceptance and executed by BioGenesis Enterprises, Inc.+*

14	-	Code of Ethics for the Chief Executive Officer and Senior Financial Officers.*+

16.1	-
Letter of November 24, 2004 of Lane Gorman Trubitt, L.L.P. agreeing with the statements made in Form 8-K by Summit Environmental Corporation, Inc., concerning Summit’s change of principal independent accountants.++

23	-	Consent of Lane Gorman Trubitt, L.L.P. to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1	-	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

23.2	-	Consent of Philip Vogel & Co. PC to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2004, which is incorporated herein.

*	Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.

**	Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

***	Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.

+	Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.

++	Previously filed with Form 8-K November 22, 2004; Commission File No. 333-48659 incorporated herein.

*+	Previously filed with Form 10-KSB 12-31-04, Commission File No. 333-48675 incorporated herein.

+*	Previously filed with Amendment No. 2 to Form 10-KSB 12-31-04, Commission File No. 333-48675 incorporated herein.